Exhibit 10.10

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

This AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, dated as of June 27, 2012, is by and between INTEGRATED BIOPHARMA, INC., a Delaware corporation (the “Company”), and CD FINANCIAL, LLC, a Florida limited liability company (the “Investor” or “CD Financial”).

PRELIMINARY STATEMENT:

A. The Company and the Investor entered into that certain Securities Purchase Agreement, dated as of February 21, 2008 (the “Original Purchase Agreement”), pursuant to which, on February 21, 2008 (the “Original Closing Date”), the Company sold to the Investor, and the Investor purchased from the Company, the following: (i) a 9.5% Convertible Senior Secured Note having a principal amount of four million five hundred thousand and 00/100 dollars ($4,500,000) (the “2008 Note”), and (ii) 3,000 shares of the Company’s Series C Convertible Preferred Stock, having a stated value of $1,000 per share (the “Series C Preferred Stock”), which series was designated pursuant to the Company’s Certificate of Designation of Series C Convertible Preferred Stock, dated as of February 21, 2008 (the “Certificate of Designation”).

B. The obligations of the Company under the Original Purchase Agreement are: (i) secured by certain collateral pursuant to that certain Security Agreement, dated as of February 21, 2008 (the “Original Security Agreement”), by and among the Company, certain of the direct or indirect subsidiaries of the Company party thereto, and the Investor, in its capacity as collateral agent for the benefit of the Investor, as the holder of the 2008 Note; and (ii) guaranteed by certain subsidiaries of the Company party thereto pursuant to that certain Subsidiary Guarantee, dated as of February 21, 2008 (the “Original Subsidiary Guarantee”, and together with the Original Security Agreement and the additional Transaction Documents (as defined in the Original Purchase Agreement), the “Original Transaction Documents”), by and among such subsidiaries and the Investor, in its capacity as collateral agent.

C. The Investor converted all of its shares of Series C Preferred Stock for shares of Common Stock (as defined below) pursuant to and in accordance with the terms of the Certificate of Designation.

D. INB:Manhattan Drug Company, Inc., a New York corporation and Subsidiary of the Company (formerly known as Manhattan Drug Company, Inc.) (“MDC”), borrowed three hundred thousand and 00/100 dollars ($300,000.00) from the Investor pursuant to that certain 5.0% Promissory Note issued on November 24, 2009 (the “MDC Note”), made by MDC and payable to the order of the Investor.

E. MDC, the Company and the Investor entered into that certain Assignment and Assumption Agreement, dated as of June 27, 2012, pursuant to which the Company assumed all of MDC’s right, title, interest and obligations in, to and under the MDC Note (the MDC Note as so assigned, “Assigned MDC Note”).

F. As of (and including) the date immediately preceding the date hereof: (i) accrued and unpaid interest under the 2008 Note in the amount of $357,437.49 is outstanding; (ii) accrued and unpaid interest under the Assigned MDC Note in the amount of $12,328.71 is outstanding; and (iii) fees and other amounts in the amount of $180,233.80 is outstanding under the Original Transaction Documents (collectively, the “Outstanding Interest/Fee Amounts”).

G. Various “Events of Default” (as such term is defined in each of the 2008 Note and the Assigned MDC Note, as applicable) under each of the 2008 Note and the Assigned MDC Note have occurred and are continuing (collectively, the “Specified Defaults”), and the Company has requested that the Investor waive all of the Specified Defaults.

H. The Investor is willing to consolidate the entire outstanding principal amount owing under the 2008 Note, the entire outstanding principal amount owing under the Assigned MDC Note and the Outstanding Interest/Fee Amounts (collectively, the “Consolidated Amount”) into one promissory note.  In furtherance of the foregoing, the Investor and the Company desire to amend and restate the 2008 Note and the Assigned MDC Note, which amended and restated 2008 Note and Assigned MDC Note shall be in the form of the Consolidated Note (as defined below) attached hereto as Exhibit A, (i) to consolidate the 2008 Note and the Assigned MDC Note and the Consolidated Amount into one promissory note, (ii) to delete the conversion feature set forth in Section 5 of the 2008 Note  as it applies to interest that may accrue from and after the date of the Second Closing and (iii) to amend certain provisions of the 2008 Note and the Assigned MDC Note, all on and subject to the terms and conditions set forth herein.

I. The Investor has further agreed to waive the Specified Defaults, all on and subject to the terms and conditions set forth herein.

J. The Company has requested that CD Financial make an infusion of cash/equity to the Company in the aggregate amount of $1,714,000 (the “Liquidity Amount”), and CD Financial has agreed to make such cash/equity infusion, on and subject to the terms set forth herein and in the Liquidity Note (defined below).

K. The sale of the Notes (as defined below) by the Company to Investor, and any issuance of additional Securities will be effected in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act (as defined below).

L. The Company’s Obligations (as defined below) will be guaranteed by each of the Subsidiary Guarantors (as defined below) pursuant to the Subsidiary Guarantee (as defined below) and secured by the assets of the Company and the Subsidiary Guarantors (as defined below) pursuant to the Security Agreement (as defined below).

M. The Investor and the Company desire to amend and restate the Original Purchase Agreement in its entirety (i) to provide for the issuance of the Consolidated Note, (ii) to provide for the issuance of the Liquidity Note and (iii) to amend certain other provisions of the Original Purchase Agreement as provided below, on and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor and the Company hereby agree as follows:

1. TERMINOLOGY AND USAGE.

1.1 Definitions.  When used herein, the terms below shall have the respective meanings indicated:

“Affiliate” means, as to any Person (the “subject Person”), any other Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

“Agreement” means this Amended and Restated Securities Purchase Agreement, dated as of June 27, 2012, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“AL Lease” has the meaning specified in Schedule 4.30.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators.

“Assigned MDC Note” has the meaning specified in the recitals of this Agreement.

“Blocked Person” means any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which Investor is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the City of New York are required or authorized by law to be closed.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” means any Debt of a Person represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“CD Financial” has the meaning set forth in the introductory paragraph hereof.

“Certificate of Designation” has the meaning specified in the recitals of this Agreement.

“Change of Control” means the occurrence of any event (whether in one or more transactions) which results in a transfer of control of the Company to a Person who is not an Original Owner.  For purposes of this definition, “control of the Company” shall mean the power, direct or indirect to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral Agent” means CD Financial, LLC in its capacity as collateral agent under the Security Agreement and the other applicable Transaction Documents, together with its successors in such capacity.

“Commission” has the meaning specified in the recitals to this Agreement.

“Common Stock” means the common stock of the Company.

“Company Subsidiary” means a Subsidiary of the Company.

“Consolidated Amount” has the meaning specified in the recitals of this Agreement.

“Consolidated Note” means that certain Amended and Restated Convertible Secured Promissory Note, dated June 27, 2012, made by the Company to CD Financial in the original principal amount of $5,350,000, in the form of Exhibit A hereto, as the same may be amended, restated, supplemented or modified from time to time.

“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Debt” of a Person at a particular date means, without duplications, all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and  all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person including, but not limited to, (a) all obligations of such Person which, in accordance with GAAP, would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise), (b) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (d) all obligations of such Person upon which interest charges are customarily paid, (e) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (f) all obligations of such Person in respect of the deferred purchase price of property or services, (g) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (h) all guarantees by such Person of indebtedness of others, (i) all Capitalized Lease Obligations of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (l) all obligations of such Person in respect of any earn-out obligation.  Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Discharge of the Senior Obligations” means (a) indefeasible payment and performance in full of the Senior Obligations (other than the Remaining Obligations (as defined in the Senior Loan Agreement), (b) termination or expiration of all commitments of the Senior Lender or Senior Agent to extend credit under the Senior Loan Documents, (c) termination, cancellation or cash collateralization (in an amount and pursuant to arrangements reasonably satisfactory to the Senior Agent) of all letters of credit issued under the Senior Loan Documents, (c) termination or cash collateralization (in an amount reasonably satisfactory to the Senior Agent) of any Interest Rate Hedge (as defined in the Senior Loan Agreement) and the indefeasible payment in full of all obligations in respect thereof.

“Disclosed Liabilities” means, collectively, (a) the Imperium Debt (as defined in the Senior Loan Agreement (which will be paid off with the proceeds of the Senior Financing)), (b) liabilities in respect of the Senior Financing, (c) liabilities in respect of the Obligations, (d) liabilities disclosed in unaudited financial statements (including the notes thereon) as of and for the period ending April 30, 2012 delivered to the Investor heretofore, (e) liabilities in respect of any indebtedness permitted to be incurred hereby, and (f) liabilities disclosed in the SEC Documents filed prior hereto.

“Dispose” or “Disposition” has the meaning specified in Section 1.1(b) of Schedule 5.4 hereto.

“Dividend Payments” has the meaning specified in Section 1.7 of Schedule 5.4 hereto.

“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of the Loan Parties on a Consolidated Basis for such period (excluding extraordinary gains and losses), plus (ii) all interest expense of the Loan Parties on a Consolidated Basis for such period, plus (iii) all charges against income of the Loan Parties on a Consolidated Basis for such period for federal, state and local taxes actually paid.

“EBITDA” shall mean for the Loan Parties on a Consolidated Basis for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) any and all other non-cash expenses incurred during such period, plus (v) the Transactions Costs paid during such period up to the maximum amount of $250,000, plus (vi) all cash severance payments paid to any employee during such period.

“Effective Date” means June 27, 2012.

“EGK Debt ” shall mean all indebtedness, obligations and liabilities of the Company to E. Gerald Kay under the EGK Note.

“EGK Note” means that certain Promissory Note dated June 27, 2012 made by the Company to E. Gerald Kay in the original principal amount of $27,716.27, as the same may amended, restated, supplemented or modified from time to time.

“Embargoed Person” has the meaning specified in Section 4.29.

“Environmental Law” means any federal, state, provincial, local or foreign law, statute, code or ordinance, principle of common law, rule or regulation, as well as any permit, order, decree, judgment or injunction issued, promulgated, approved or entered thereunder, relating to pollution or the protection, cleanup or restoration of the environment or natural resources, or to the public health or safety, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, discharge or disposal of hazardous materials.

“Equipment” shall mean and include as to each Loan Party all of such Loan Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Event of Default” means the occurrence of any of the following events:

(a) the Company fails to make any payment of principal or interest on any of the Notes as and when due, and such payment remains unpaid for three (3) Business Days following such due date, subject, however, to Section 2(h) of each Note; or

(b) a Liquidation Event occurs; or

(c) the Senior Obligations have been accelerated pursuant to the terms of the Senior Loan Documents due to the occurrence of any “default” or “event of default” under the Senior Loan Documents after giving effect to any applicable grace period and/or notice period provided therein; or

(d) any material provision of this Agreement or any other Transaction Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party (to the extent it is a party thereto), or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any of the Transaction Documents to which it is a party; or

(e) any Lien created under the Security Agreement or provided for thereby for any reason ceases to be or is not a valid and perfected Lien on any material Collateral described in the Security Agreement having the priority purported to be created thereby, unless otherwise permitted by the terms set forth herein or therein; or

(f) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.12; or

(g) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 1.22 of Schedule 5.4 hereto; or

(h) at any time after the Senior Discharge Date, any Specified Event shall occur or exist.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in (a) opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) statements of the Financial Accounting Standards Board and (c) interpretations of the Commission and the staff of the Commission.  Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any stock exchange, securities market or self-regulatory organization.

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, license or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them.

“Holder” shall mean (a) initially, the Investor; provided that such Investor holds a Note and (b) any other Person that subsequently holds a Note by way of assignment or transfer by the assignor Holder thereof in accordance with the provisions hereof and thereof.

“Holder Party” has the meaning specified in Section 5.10.

“Imperium Debt” means all indebtedness, obligations and liabilities of the Company and the applicable Company Subsidiaries under (a) the Amended and Restated Securities Purchase Agreement, dated as of February 21, 2008, by and between Imperium Master Fund, Ltd., the other investors party thereto and the Company, (b) the Amended and Restated Security Agreement, dated as of February 21, 2008, by the Company, certain of its Subsidiaries party thereto and Imperium Advisers, LLC, as collateral agent, (c) all guarantees executed and delivered by certain Company Subsidiaries of the Company in favor of such collateral agent, and (d) all other documents and agreements executed and delivered by the Company and any of its Company Subsidiaries in connection therewith, including any forbearance agreement, as amended, amended and restated, supplemented or otherwise modified.

 “Intellectual Property” means any U.S. or foreign patents, patent rights, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know how, customer and supplier information, assembly and test data drawings or royalty rights.

“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s now owned or hereafter acquired inventory, goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investor” has the meaning set forth in the introductory paragraph hereof.

“Lien” means, with respect to any Property, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or other security agreement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale, capital lease or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Liquidity Amount” has the meaning set forth in the recitals to this Agreement.

“Liquidity Note” means that certain Promissory Note dated June 27, 2012, made by the Company to CD Financial in the original principal amount of the Liquidity Amount, in the form of Exhibit B hereto, as the same may amended, restated, supplemented or modified from time to time.

“Liquidation Event” means any Loan Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws,  or (vii) take any action for the purpose of effecting any of the foregoing.

“Loan Parties” means, collectively, the Company and the Subsidiary Guarantors.

“Loan Parties on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Loan Parties and their respective Subsidiaries.

“Losses” has the meaning specified in Section 5.12(c).

“Material Adverse Effect” means an effect that is material and adverse to (i) the consolidated business, properties, assets, operations, results of operations, and financial condition of the Company and the Subsidiary Guarantors, taken as a whole, (ii) the ability of the Company or any other Loan Party to perform its obligations under this Agreement or the other Transaction Documents to which it is a party or (iii) the rights and benefits to which the Collateral Agent and each Holder is entitled under this Agreement and the other Transaction Documents.

“Material Contracts” means, as to the Company and the Company Subsidiaries, any agreement required pursuant to Item 601 of Regulation S-B or Item 601 of Regulation S-K, as applicable, promulgated under the Securities Act to be filed as an exhibit to any report, schedule, registration statement or definitive proxy statement filed or required to be filed by the Company with the Commission under the Exchange Act or any rule or regulation promulgated thereunder, and any and all amendments, modifications, supplements, renewals or restatements thereof.

“Material Debt” means Debt (other than the Obligations) of any one or more of the Company and the other Loan Parties in an aggregate principal amount exceeding $250,000.

“MDC” has the meaning specified in the recitals of this Agreement.

“MDC Note” has the meaning specified in the recitals of this Agreement.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Notes” means, collectively, (a) the Consolidated Note and (b) the Liquidity Note.

“Obligations” shall mean (a) obligations of the Company and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company and the other Loan Parties under this Agreement and the other Transaction Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Company and the other Loan Parties under or pursuant to this Agreement and the other Loan Transaction.

“Ordinary Course of Business” shall mean with respect to the Loan Parties on a Consolidated Basis, the ordinary course of the Loan Parties’ business, which is the manufacturing, distributing, marketing and sale of vitamins, nutritional supplements, herbal products, food products and fine natural chemicals and other similar products, and activities necessary or advisable to conduct the foregoing.

“Organizational Documents” means, with respect to an entity, the documents by which such entity was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such entity (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

“Original Closing Date” has the meaning specified in the recitals of this Agreement.

“Original Notes” means, collectively, the 2008 Note and the Assigned MDC Note.

“Original Owners” means, collectively, with regard to the Company, Carl DeSantis, the Investor, E. Gerry Kay, Christina Kay, Riva Sheppard and any of their respective lineal descendants and/or trusts or other entities established for estate planning purposes, to whom or which an Equity Interest in the Company is transferred so long as the transferor of such Equity Interest (which shall be an Original Owner) retains voting control in respect thereof.

“Original Security Agreement” has the meaning specified in the recitals of this Agreement.

“Original Transaction Documents” has the meaning specified in the recitals of this Agreement.

“Outstanding Interest/Fee Amounts” has the meaning specified in the recitals of this Agreement.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Pension Plan” means an employee benefit plan (as defined in ERISA) maintained by the Company for employees of the Company or any of its Affiliates.

“Permitted Debt” means each of the following:

(a) (i) the Obligations; and (ii) any other Debt to the Investor and/or the Collateral Agent and/or any of their respective affiliates;

(b) Debt incurred for Capital Expenditures permitted under Section 1.6 of Schedule 5.4;

(c) the Senior Obligations and all Debt under the Senior Loan Documents;

(d) Debt created under this Agreement and the other Transaction Documents;

(e) Debt existing on the date hereof and set forth in Schedule I and any extensions, renewals, replacements and refinancings of any such Debt;

(f) Debt by and between any of the Loan Parties;

(g) Debt of any Loan Party owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and so long as such Debt could not reasonably be expected to have a Material Adverse Effect;

(h) Debt of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business and so long as such Debt could not reasonably be expected to have a Material Adverse Effect;

(i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and other Debt in respect of obligations of any Loan Party under any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, return items, purchasing card, travel and entertainment card, credit or debit card, electronic funds transfer, automated clearing house transfers of funds and other cash management arrangements in the ordinary course of business;

(j) Debt of the Loan Parties resulting from the endorsements of instruments for deposit or collection in the Ordinary Course of Business;

(k) Debt constituting assumptions, endorsements or guaranties permitted by Section 1.3 of Schedule 5.4;

(l) Debt consisting of insurance premiums;

(m) Debt permitted by Section 1.5 of Schedule 5.4;

(n) Debt permitted by Section 1.6 of Schedule 5.4;

(o) Debt constituting wages, credit card payments, accounts payable and similar day-to-day expenses of the Loan Parties in the Ordinary Course of Business;

(p) Debt permitted by Section 1.11 of Schedule 5.4;

(q) Debt permitted by Section 1.23 of Schedule 5.4; and

(r) Debt permitted by Section 1.24 of Schedule 5.4.

 “Permitted Liens” means each of the following:

(a)           Liens in favor of Investor and/or the Collateral Agent;

(b)           Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c)           Liens disclosed in the financial statements referred to in Section 2.3(e), the existence of which Investor has consented to in writing;

(d)           deposits or pledges to secure obligations under worker’s compensation, social security or similar laws or regulations, or under unemployment insurance;

(e)           deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety, performance and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(f)           Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any Subsidiary, or any property of any Loan Party or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than 30 consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Investor;

(g)           carriers’, warehousemen’s, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(h)           Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of Loan Party and (y) the aggregate amount of Debt secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 1.6 of Schedule 5.4;

(i)           easements, servitudes, covenants, conditions, reservations, rights-of-way, restrictions, encroachments, encumbrances and other minor defects or irregularities in title, or other similar encumbrances, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of a Loan Party;

(j)           Liens disclosed on Schedule II;

(k)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments; provided such Liens extend solely to the assets subject to such operating leases or consignments and are permitted herein;

(l)           licenses, sublicenses, leases or subleases, as licensor, sublicensor, lessor or sublessor, with respect to any property of any Loan Party or any of its Subsidiaries, including intellectual property, entered into in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of any Loan Party or any Subsidiary;

(m)           any interest or title of a lessor, lessee, licensor, licensee, sublicense or sublessor or sublessee under any lease, license, sublicense or sublease entered into by any Loan Party or any other Subsidiary in the ordinary course of its business which are permitted hereunder and covering only the assets so leased, licensed, sublicensed or subleased;

(n)           ground leases in respect of real property on which facilities owned or leased by any Loan Party or any of its Subsidiaries are located;

(o)           any zoning law reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(p)           Liens described on the title policy delivered in connection with the Mortgage (as defined in the Senior Loan Agreement) delivered in connection with the Senior Financing which are acceptable to the Investor;

(q)           Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(r)           customary rights of set off, bankers’ Lien, refund or charge back under deposit agreements, statutory or common law of banks or other financial institutions where any Loan Party or any of its Subsidiaries maintains deposits in the ordinary course of business;

(s)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of such Person which are permitted by the terms set forth herein;

(u)           Liens granted by the Loan Parties pursuant to the Senior Loan Documents as collateral security for the Senior Obligations; and

(v)           any Lien which is being Properly Contested by the applicable Loan Party as permitted herein for a period not to exceed 60 days, so long as such Lien is being Properly Contested.

 “Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Authority (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan), maintained for employees of any Loan Party or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Properly Contested” shall mean, in the case of any Debt or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Holder (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Debt or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

“Property” means property and/or assets of all kinds, whether real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto).

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Investor hereunder.

“Registrable Securities” has the meaning specified in Section 5.12(a).

“Regulation D” has the meaning specified in the recitals of this Agreement.

“Released Debtors” has the meaning specified in Section 6.14.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder, other than an event for which the thirty (30) day notice period has not been waived.

“Rule 144” means Rule 144 under the Securities Act or any successor provision.

“SEC Documents” means all reports, schedules, registration statements and definitive proxy statements filed by the Company with the Commission.

“Second Closing” has the meaning specified in Section 2.2(b).

“Second Purchase Price” has the meaning specified in Section 2.2(iii).

“Secured Parties” means, collectively, each Holder and the Collateral Agent.

“Securities” means, collectively, (a) each Note and (b) any shares of Common Stock issuable under the Consolidated Note.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means that certain Amended and Restated Security Agreement, dated as of the date hereof, by and among the Company, each Subsidiary of the Company that is a party thereto from time to time, and the Collateral Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Senior Agent” means PNC Bank, National Association, in its capacity as agent under the Senior Loan Agreement, or any of its successors or assignees in such capacity as agent thereunder.

“Senior Discharge Date” means the first date on which (a) the Discharge of the Senior Obligations shall have occurred and (b) the Senior Agent has delivered a written notice to the Collateral Agent stating that the event described in clause (a) above in this definition has occurred to the satisfaction of the Senior Agent.

“Senior Financing” means the credit facilities and other financial accommodations as provided in the Senior Loan Documents.

“Senior Lenders” has the meaning set forth in the definition of Senior Loan Agreement.

“Senior Loan Agreement” means that certain Revolving Credit, Term Loan and Security Agreement, dated as of June 27, 2012, by and among (i) the Company, (ii) MDC, (iii) AgroLabs, Inc., a New Jersey corporation, (iv) IHT Health Products, Inc., a Delaware corporation, (v) IHT Properties Corp., a Delaware corporation, (vi) Vitamin Factory, Inc., a Delaware corporation, (vii) the lenders party thereto from time to time (the “Senior Lenders”), and (viii) the Senior Agent for the Senior lenders, as such Revolving Credit, Term Loan and Security Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Senior Loan Documents” means, collectively, the Senior Loan Agreement and the Other Documents (as defined in the Senior Loan Agreement).

“Senior Obligations” means the “Obligations” (as defined in the Senior Loan Agreement).

“Series C Preferred Stock” has the meaning specified in the recitals of this Agreement.

“Specified Defaults” has the meaning specified in the recitals of this Agreement.

“Specified Event” means any of the following events:

(a) any representation or warranty made by any Loan Party in any of the Transaction Documents shall prove to be incorrect or misleading in any material respect as of the date such representation or warranty was made; or

(b) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.4, and such failure shall continue unremedied for a period of five (5) Business Days after the earlier of (x) the Company becoming aware of such failure or (y) notice thereof from the Collateral Agent to the Company; or

(c) the Company or any other Subsidiary Guarantor shall fail to observe or perform any covenant, condition or agreement contained in any Transactions Document to which it is a party (other than (i) those specified in clause (a) of the definition of “Event of Default” or (ii) those specified in clauses (a) or (b) above in this definition of “Specified Events”), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (x) the Company becoming aware of such failure or (y) notice thereof from the Collateral Agent to the Company; or

(d) the Company or any other Loan Party shall (A) fail to pay any principal or interest, regardless of amount, due in respect of any Material Debt, when and as the same shall become due and payable beyond any applicable grace period, or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Debt if the effect of any failure referred to in this clause (B) is to cause, or to permit the holder or holders of such Material Debt or a trustee or other representative on its or their behalf  to cause, such Material Debt to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; or

(e) any Change of Control shall occur.

“Subordination Agreement” means that certain Intercreditor and Subordination Agreement, dated as of the Effective Date, by and among the Collateral Agent, the Senior Agent,  the Company and the Company Subsidiaries party thereto from time to time, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (regardless of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantee” means that certain Amended and Restated Subsidiary Guarantee Agreement, dated as of the date hereof, by and among each of the Subsidiaries of the Company party thereto from time to time and the Collateral Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Subsidiary Guarantor” means each Company Subsidiary that is a party to the Subsidiary Guarantee.

“Termination Date” means the date when all of the Obligations have been paid in full.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transaction Costs” shall mean the fees, costs, expenses and charges payable by the Loan Parties on or before the date of the Second Closing in connection with the transactions contemplated by the Senior Loan Documents and the Transaction Documents.

“Transaction Documents” means (i) this Agreement, (ii) each Note and the other Securities, (iii) the Subsidiary Guarantee, (iv) the Security Agreement, (v) the Subordination Agreement and (vi) all other agreements, documents and other instruments executed and delivered by or on behalf of the Company and/or any other Loan Party in favor of the Collateral Agent or the Holder on or after the Effective Date in connection with this Agreement or the Security Agreement (excluding the Senior Loan Documents (other than the Subordination Agreement).

“Transfer Agent” has the meaning set forth in Section 3.5.

“Vitamin Lease” shall mean that certain Lease Agreement by and between InB:Manhattan Drug Company, Inc., as lessee, and Vitamin Realty Associates, LLC, as lessor, dated January 10, 1997 with regard to the property located at 225 Long Avenue, Building 15, Hillside, New Jersey  07205, as the same may be amended, restated, extended, replaced and/or modified from time to time.

“Vitamin Note” shall mean that certain Promissory Note dated June 27, 2012 made by the Company and InB:Manhattan Drug Company, Inc. to Vitamin Realty Associates, LLC in the original principal amount of $685,985.61 with regard to past due rent owing under the Vitamin Lease, as the same may be amended, restated, supplemented or modified from time to time.

1.2 Other Definitional Provisions.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2. PURCHASE AND SALE OF THE NOTES.

2.1 Original Closing.  The parties hereto acknowledge that on the Original Closing Date, the Company sold to the Investor and the Investor purchased the 2008 Note and 3,000 shares of Series C Preferred Stock for an aggregate purchase price of $7,500,000.

2.2 Second Closing.

(a) On the Effective Date:

(i) the Company shall issue to the Investor, and the Investor shall accept from the Company, the Consolidated Note;

(ii) the Company shall issue to the Investor, and the Investor shall accept from the Company, the Liquidity Note for an aggregate purchase price equal to the Liquidity Amount (the “Second Purchase Price”); and

(iii) the Investor shall return to the Company the original, executed copies of each of the 2008 Note and Assigned MDC Note.

(b) The closing (the “Second Closing”) of the transactions contemplated herein shall occur at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, New York 10016 (or such other offices as the parties hereto may mutually agree).

2.3 Conditions to the Investor’s Obligations at the Second Closing.  The Investor’s obligations to effect the Second Closing are conditioned upon the fulfillment and satisfaction (or waiver by the Investor in its sole and absolute discretion) of each of the following conditions precedent:

(a) the representations and warranties of the Company set forth in this Agreement and in the other Transaction Documents shall be true and correct in all material respects as of such date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that particular date);

(b) (1) each Loan Party shall have delivered to the Investor and the Collateral Agent a certificate, signed by the Secretary of such Loan Party, certifying true, complete and accurate copies of (i) the Organizational Documents of such Loan Party, each as amended to and including the Effective Date, and (ii) the resolutions passed by the board of directors or similar governing body of each Loan Party authorizing the execution, delivery and performance of the Transaction Documents to which such Loan Party is a party; and (2) the Company shall have delivered to the Investor and the Collateral Agent a true and correct copay of each Organizational Document of each Subsidiary of the Company that is not a Loan Party;

(c) the Company shall have delivered, or caused to be delivered, to the Investor executed originals of (i) each Note and (ii) the signature pages of each Loan Party to each of the other Transaction Documents to which such Loan Party is a party;

(d) the satisfaction (or waiver) of the closing conditions set forth in the Senior Loan Agreement and the initial funding thereunder shall have occurred contemporaneously with the Second Closing;

(e) the Company shall have delivered to the Investor the Company’s unaudited financial statements for the month ending April 30, 2012;

(f) since April 30, 2012, there shall have occurred no material adverse change in the Company’s and its Subsidiaries’ consolidated business or financial condition;

(g) there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents;

(h) UCC financing statements in appropriate form for filing under the UCC, filings and such other documents under applicable law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Investor, desirable to perfect the Liens created, or purported to be created, by the applicable Transaction Documents;

(i) the Company shall have delivered to the Investor copies of all Senior Loan Documents executed and delivered in connection with the closing of the Senior Financing;

(j) the Company shall have delivered to Investor a copy of a payoff letter from the holders of the Imperium Debt stating the Imperium Debt as of the date of such letter and that all Liens held by the holders of the Imperium Debt on the assets of the Company and the applicable Company Subsidiaries will terminate upon the payment of such payoff amount, and upon payment of such payoff amount, the Company shall be authorized to file UCC termination statements terminating the UCC financing statements filed by the holders of the Imperium Debt against the Company and the applicable Company Subsidiaries; and

(k) the expenses payable by the Company to the initial Holder and the Collateral Agent described in Section 6.10 shall have been paid to the initial Holder and the Collateral Agent, as applicable.

2.4 Conditions to the Company’s Obligations at the Second Closing.  The obligation of the Company to effect the Second Closing is conditioned upon the fulfillment and satisfaction (or waiver by the Company in its sole and absolute discretion) of each of the following conditions precedent:

(a) the representations and warranties of the Investor set forth in this Agreement and in the other Transaction Documents to which it is a party shall be true and correct in all material respects as of such date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that date);

(b) there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents;

(c) each of the Investor and the Collateral Agent shall have executed each Transaction Document to which it is a party and shall have delivered the same to the Company;

(d) the satisfaction (or waiver) of the closing conditions set forth in the Senior Loan Agreement and the initial funding thereunder shall have occurred contemporaneously with the closing hereof;

(e) the Investor shall have delivered to the Company the original copies of the 2008 Note and the MDC Note; and

(f) the Investor shall have transferred (by wire or otherwise) to the account of the Company as designated by the Company, in immediately available funds, an amount equal to the Second Purchase Price, net, to the extent agreed to by the parties, of any amount required to payoff Imperium Debt owing to the JED Family Trust.

2.5 Use of Proceeds of Liquidity Note.  The parties agree that (i) a portion of the principal amount of the Liquidity Note shall be used to pay in full the Imperium Debt (as defined in the Senior Loan Agreement) owing to the JED Family Trust under the note(s) held by the JED Family Trust issued under the securities purchase agreement referred to in the definition of “Imperium Debt” and (ii) the remaining portion shall be used by the Company for working capital purposes.

3. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

The Investor hereby represents and warrants to the Company that as of the Effective Date:

3.1 Authorization; Enforceability.  The Investor is duly and validly organized, validly existing and in good standing under the laws of the State of Florida with the limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party.  This Agreement constitutes, and upon execution and delivery thereof, each other Transaction Document to which the Investor is a party will constitute, the Investor’s valid and legally binding obligation, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.

3.2 Accredited Investor.  The Investor (i) is an “accredited investor” as that term is defined in Rule 501 of Regulation D as promulgated by the Commission under the Securities Act, (ii) was not formed or organized for the specific purpose of making an investment in the Company, and (iii) is acquiring the Securities solely for its own account and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are registered under, or exempt from the registration requirements of, the Securities Act and/or sales registered under the Securities Act; provided, however, that in making such representation, the Investor does not agree to hold the Securities for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Securities at any time in accordance with the provisions of this Agreement and with federal and state securities laws applicable to such sale, transfer or disposition.  The Investor can bear the economic risk of a total loss of its investment in the Securities and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and form an investment decision with respect to its investment in the Securities.

3.3 Information.  The Company has, prior to the Effective Date, provided the Investor with information regarding the business, operations and financial condition of the Company and has, prior to the Effective Date, granted to the Investor the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company in order for the Investor to make an informed decision with respect to its investment in the Securities. Neither such information nor any other investigation conducted by the Investor or any of its representatives shall modify, amend or otherwise affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

3.4 Limitations on Disposition.  The Investor acknowledges that the Securities have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom.

3.5 Legend.  The Investor understands that the Securities may bear at issuance a restrictive legend in substantially the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered for sale or sold unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with respect thereto, or an exemption from registration under the Securities Act and applicable state securities laws is available in connection with such offer or sale.  These securities and the securities issuable hereunder (i) may be pledged or hypothecated in connection with a bona fide margin account or other financing secured by such securities or (ii) may be transferred or assigned to an affiliate of the holder hereof without the necessity of an opinion of counsel or the consent of the issuer hereof.”

Notwithstanding the foregoing, it is agreed that, as long as (A) the resale or transfer (including, without limitation, a pledge) of any of the Securities is registered pursuant to an effective registration statement, (B) such Securities have been sold pursuant to Rule 144, subject to receipt by the Company of customary documentation reasonably acceptable to the Company in connection therewith, or (C) such Securities are eligible for resale under Rule 144(k) or any successor provision, such Securities shall be issued without any legend or other restrictive language and, with respect to Securities upon which such legend is stamped, the Company shall issue new certificates without such legend to the holder upon request.  The Company shall execute and deliver written instructions to the transfer agent for its Common Stock (the “Transfer Agent”) as may be necessary to satisfy any request by a Holder for removal of such legends no later than the close of business on the fifth (5th) Business Day (the “Initial Deadline”) following the receipt of a written request from a Holder to the extent such legends may be removed in accordance with this Section 3.5 or, if such period of time is not sufficient for the Company to so execute and deliver and the Company is using diligent efforts to complete such task, then such Initial Deadline shall be automatically extend for a period of time that is reasonably necessary to complete such task.

3.6 Reliance on Exemptions.  The Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of the Investor set forth in this Section 3 in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.  The Investor acknowledges that it did not purchase the Securities based upon any advertisement in any publication of general circulation.  The Investor is relying on the representations, acknowledgements and agreements made by the Company in Section 4 and elsewhere in this Agreement in making investing, trading and/or other decisions concerning the Company’s securities.

3.7 Fees.  The Investor has not agreed to pay any compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby.

3.8 No Conflicts.  The execution and performance of this Agreement and the other Transaction Documents to which the Investor is a party do not conflict in any material respect with any agreement to which the Investor is a party or is bound, any court order or judgment applicable to the Investor, or the Organizational Documents of the Investor.

3.9 No Governmental Review.  The Investor understands that no U.S. federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of an investment in the Securities nor have such authorities passed upon the accuracy of any information provided to the Investor or made any findings or determinations as to the merits of the offering of the Securities.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to each Holder that as of the Effective Date:

4.1 Organization, Good Standing and Qualification.  Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has all requisite power and authority to carry on its business as now conducted.   Each Loan Party is duly qualified to transact business and is in good standing in each jurisdiction in which it conducts business except where the failure so to qualify has not had or would not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization; Consents.  Each Loan Party has the requisite corporate, partnership, limited liability company or other power and authority to enter into and perform its obligations under the Transaction Documents, including, without limitation, the issuance and (if applicable) sale of the Securities to Investor in accordance with the terms hereof and thereof.  All corporate action on the part of each Loan Party necessary for the authorization, execution and delivery and performance by such Loan Party of each Transaction Document to which it is a party have been duly authorized by all necessary organizational action on the part of such Loan Party and, if required, all stockholders’ or other equity holders’ actions on the part of such Loan Party and no further consent or authorization of any Person, including, without limitation, any of the Company’s directors or shareholders or any Governmental Authority (other than such approval as may be required under the Securities Act and applicable state laws in respect of any registration of the Common Shares issuable upon conversion of the Consolidated Note), is required under any Organizational Document, Material Contract, or applicable Governmental Requirement, except (i) such as have been obtained or made and are in full force and effect and (ii) filings and registrations and entering into of control agreements necessary to perfect the Liens created under the applicable Transaction Documents.  Each Transaction Document to which it is a party have been duly executed and delivered by each Loan Party.  The Board of Directors has determined that the issuance and sale of the Securities and the consummation of the transactions contemplated hereby, and by the other Transaction Documents to which the Company is a party, are in the best interests of the Company.  The board of directors of each Subsidiary Guarantor has determined that the consummation of the transactions contemplated by the Transaction Document to which such Subsidiary Guarantor is a party is in the best interests of such Loan Party.

4.3 Enforcement.  This Agreement has been duly executed and delivered by the Company and constitutes, and each other Transaction Document to which the Company is to be a party, when executed and delivered by the Company, will constitute, a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and similar laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity. Each Transaction Document to which each Subsidiary Guarantor is to be a party, when executed and delivered by such Subsidiary Guarantor, will constitute a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity.

4.4 Disclosed Liabilities; Agreements; Financial Statements; Other Information.

(a) The Company is subject to the reporting requirements of the Exchange Act and, except as described on Schedule 4.4, the Company has filed with the Commission all SEC Documents that the Company was required to file with the Commission on or after December 31, 2011.

(b) The Company is not aware of any event occurring or expected to occur on or prior to the Second Closing (other than the transactions effected hereby and by the Senior Loan Documents) that would require the filing of, or with respect to which the Company intends to file, a Form 8-K after the Second Closing.

(c) Each SEC Document filed on or after December 31, 2011, as of the date of the filing thereof with the Commission (or if amended or superseded by a filing prior to the Effective Date, then on the date of such amending or superseding filing), complied in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and, as of the date of such filing (or if amended or superseded by a filing prior to the Effective Date, then on the date of such filing), such SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.   All documents required to be filed as exhibits to the SEC Documents filed on or after December 31, 2011 have been filed as required.

(d) Except as set forth in the Disclosure Liabilities, the Company has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business which, individually or in the aggregate, are not material to the consolidated business or financial condition of the Company and the Company Subsidiaries.

(e) As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto.  Such financial statements have been prepared in accordance with GAAP consistently applied at the times and during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(f) The Company will prepare the financial statements to be included in any reports, schedules, registration statements and definitive proxy statements that the Company is required to file or files with the Commission after the Effective Date in accordance with GAAP (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements).

4.5 Subsidiaries.

(a) The capitalization of the Company, including its authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s stock option plans and agreements, the number of shares issuable and reserved for issuance pursuant to securities (other than the Securities) payable in, exercisable for, or convertible into or exchangeable for any shares of Common Stock is set forth on Schedule 4.5(a).  All outstanding shares of capital stock of the Company have been, or upon issuance will be, validly issued, fully paid and non-assessable.

(b) All of the Company Subsidiaries are disclosed on Schedule 4.5(b).  Each of the Company Subsidiaries that is indicated as being “active” on Schedule 4.5(b) operates the business set forth opposite its name on Schedule 4.5(b).  None of the Company Subsidiaries that is indicated as being “inactive” on Schedule 4.5(b) has any assets or operations of any kind other than immaterial assets.  Except as disclosed on Schedule 4.5(b), (i) the Company or a wholly-owned Company Subsidiary owns all of the capital stock of each Company Subsidiary, which capital stock is validly issued, fully paid and non-assessable and (ii) no shares of the capital stock of the Company or any Company Subsidiary are subject to preemptive rights or any other similar rights of the shareholders of the Company or any such Company Subsidiary or any Liens created by or through the Company or any such Company Subsidiary.

(c) Except as disclosed on Schedule 4.5(c) or as contemplated herein, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any Company Subsidiary, or arrangements by which the Company or any Company Subsidiary is or may become bound to issue additional shares of capital stock of the Company or any Company Subsidiary (whether pursuant to anti-dilution, “reset” or other similar provisions).

4.6 Due Authorization; Valid Issuance.  The Securities are duly authorized and, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, free and clear of any Liens imposed by or through the Company.  Assuming the accuracy of the Investor’s representations contained herein, the issuance and sale of the Securities under this Agreement will be effected in compliance with all applicable federal and state securities laws.

4.7 [Intentionally Omitted.]

4.8 No Conflict.

(a) After giving effect to the waiver of the Specified Defaults pursuant to the terms of Section 6.13, neither the Company nor any Subsidiary Guarantor is (i) in violation of or in default (and no event has occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any instrument or contract to which it is a party or by which it or any of its Property is bound, or (ii) in violation of any provision of any Governmental Requirement applicable to the Company or any Subsidiary Guarantor, except, in each case with respect to clauses (i) and (ii) immediately above, for any violation or default that has not had or would not reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery by each Loan Party of each Transaction Document to which it is a party, and the performance by such Loan Party of its obligations thereunder do not and will not: (i) violate any of the provisions of any Organizational Documents of such Loan Party; (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator or any law, rule or regulation applicable to or binding upon such Loan Party or any of such Loan Party’s property or to which such Loan Party or any of such Loan Party’s property is subject, except to the extent such violation that has not had or would not reasonably be expected to have a Material Adverse Effect; (iii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, or other instrument to which such Loan Party is a party or by which any property or asset of such Loan Party is bound or affected, except to the extent such conflict, default or rights that has not had or would not reasonably be expected to have a Material Adverse Effect; or (iv) trigger any preemptive or anti-dilution rights (including, without limitation, pursuant to any “reset” or similar provisions) or rights of first refusal or first offer, or any other rights that would allow or permit the holders of the Company’s securities or any other Person to purchase shares of Common Stock or other securities of the Company or any Company Subsidiary (whether pursuant to a shareholder rights plan provision or otherwise).

4.9 Financial Condition; Taxes; Litigation.

(a) The financial condition of the Company and Company Subsidiaries, on a consolidated basis, is, in all material respects, as described in the financial statements contained in (i) the most recent Form 10-K and (ii) Form 10-Q for each of the three fiscal quarters occurring after June 30, 2011, in each case, which have been filed with the Commission, except for changes in the ordinary course of business and normal year-end adjustments that are not, in the aggregate, materially adverse to the consolidated business or financial condition of the Company and the Company Subsidiaries, on a consolidated basis.

(b) There has been no: (i) material adverse change to the business, operations, properties, financial condition, prospects or results of operations of the Company and the Company Subsidiaries (taken as a whole) since April 30, 2012; or (ii) change by the Company in its accounting principles, policies and methods except as required by changes in GAAP.

(c) Each of the Company and each Subsidiary Guarantor has prepared in good faith and duly and timely filed all tax returns or extensions required to be filed by it and such returns or extensions are complete and accurate in all material respects and each of the Company and Subsidiary Guarantor has paid all taxes required to have been paid by it, except for taxes which it reasonably disputes in good faith or the failure of which to pay has not had or would not reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 4.9 and except for sales tax audits undertaken by state taxing authorities in the ordinary course of business, neither the Company nor any Subsidiary Guarantor is the subject of any pending or, to the Company’s knowledge, threatened inquiry, investigation or administrative or legal proceeding by any Governmental Authority which would reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth on Schedule 4.9, there is no material claim, litigation or administrative proceeding pending, or, to the Company’s knowledge, threatened or contemplated, against the Company or any Subsidiary Guarantor which would reasonably be expected to have a Material Adverse Effect.   Except as set forth on Schedule 4.9, neither the Company nor any Company Subsidiary is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority which would reasonably be expected to have a Material Adverse Effect.

4.10 Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

4.11 Intellectual Property.

(a) Each Loan Party owns, free and clear of claims or rights of any other Person, other than Permitted Liens, with full right to use, sell, license, sublicense, dispose of, and bring actions for infringement of, or, to the knowledge of the Company, has acquired licenses or other rights to use, all Intellectual Property necessary for the conduct of its business as presently conducted (other than with respect to software which is generally commercially available and not used or incorporated into any of the Loan Party’s products and open source software which may be subject to one or more “general public” licenses) and except for those the failure to own or license that has not had or would not reasonably be expected to have a Material Adverse Effect. All works that constitute Intellectual Property that are used or incorporated into the Company’s or any other Loan Party’s services, products or services or products actively under development and which is material and proprietary to the Company or such Loan Party was developed by or for the Company or a Loan Party by the current or former employees, consultants or independent contractors of the Company or a Loan Party or purchased or licensed by the Company or a Loan Party.

(b) The business of each of each Loan Party as presently conducted and the production, marketing, licensing, use and servicing of any products or services of each Loan Party do not, to the knowledge of the Company, infringe or conflict with any patent, trademark, copyright, or trade secret rights of any third parties or any other Intellectual Property of any third parties in any material respect, except for such infringements and conflicts that has not had or would not reasonably be expected to have a Material Adverse Effect..

(c) Neither the Company nor any other Loan Party has received written notice from any third party asserting that any Intellectual Property owned or licensed by the Company or any other Loan Party, or which the Company or any other Loan Party otherwise has the right to use, is invalid or unenforceable by the Company or such other Loan Party and, to the Company’s knowledge, there is no valid basis for any such claim (whether or not pending or threatened).

(d) No claim is pending or, to the Company’s knowledge, threatened against the Company or other Loan Party, nor has the Company or any other Loan Party received any written notice or other written claim from any Person, asserting that the Company’s or any other Loan Party’s present or contemplated activities infringe or may infringe any Intellectual Property of such Person which would reasonably be expected to have a Material Adverse Effect, and the Company is not aware of any infringement by any other Person of any rights of the Company or any other Loan Party under any Intellectual Property Rights which would reasonably be expected to have a Material Adverse Effect.

(e) To the knowledge of the Company, all licenses or other agreements under which the Company or any other Loan Party is granted Intellectual Property (excluding licenses to use software utilized in the Company’s or such other Loan Party’s internal operations and which is generally commercially available) that are necessary for the operation of their respective business are in full force and effect except for those that would not reasonably be expected to have a Material Adverse Effect and, to the Company’s knowledge, there is no default by any party thereto, except for such default that has not had or would not reasonably be expected to have a Material Adverse Effect.

(f) To the knowledge of the Company, all material licenses or other agreements under which the Company or any Company Subsidiary has currently granted (as licensor) rights to Intellectual Property to others (including all end-user agreements) are in full force and effect, there has been no default by the Company or any Company Subsidiary thereunder, except for such default that has not had or would not reasonably be expected to have a Material Adverse Effect, and, to the Company’s knowledge, there is no default of any provision thereof relating to Intellectual Property by any other party thereto, except for such default that has not had or would not reasonably be expected to have a Material Adverse Effect.

(g) Each of the Company and the Company Subsidiaries has taken all steps required in accordance with commercially reasonable business practice to establish and preserve its ownership in its owned Intellectual Property and to keep confidential all material technical information developed by or belonging to the Company or such Company Subsidiary which has not been patented or copyrighted.  To the Company’s knowledge, neither the Company nor any Company Subsidiary is making any unlawful use of any Intellectual Property of any other Person including, without limitation, any former employer of any past or present employees of the Company or any Company Subsidiary.  To the Company’s knowledge, neither the Company, nor any Company Subsidiary nor any of their respective employees has any agreements or arrangements with former employers of such employees relating to any Intellectual Property of such employers, which materially interfere or conflict with the performance of such employee’s duties for the Company or any Company Subsidiary or result in any former employers of such employees having any rights in, or claims on, the Company’s or any Company Subsidiary’s Intellectual Property.  Each current employee of each of the Company and Company Subsidiaries who has access to material Intellectual Property has executed agreements regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company or such Company Subsidiary, as the case may be, each independent contractor or consultant of each of the Company and Company Subsidiaries has executed agreements regarding confidentiality and proprietary information, and neither the Company nor any Company Subsidiary has received written notice that any employee, consultant or independent contractor is in violation of any agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information or assignment of inventions.  Without limiting the foregoing: (i) each of the Company and Company Subsidiaries has taken reasonable security measures to guard against unauthorized disclosure or use of any of its Intellectual Property that is confidential or proprietary; and (ii) the Company has no reason to believe that any Person (including, without limitation, any former employee or consultant of the Company or any Company Subsidiary) has unauthorized possession of any of its Intellectual Property, or any part thereof, or that any Person has obtained unauthorized access to any of its Intellectual Property.  Each of the Company and each of the Company Subsidiaries has complied in all material respects with its respective obligations pursuant to all agreements relating to Intellectual Property rights that are the subject of licenses granted by third parties, except for any non-compliance that has not had or would not reasonably be expected to have a Material Adverse Effect.

4.12 Registration Rights; Rights of Participation.  Except as set forth on Schedule 4.12 and except as provided in Section 5.12, (i) the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other Governmental Authority and (ii) no Person, including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties, has any right of first refusal, preemptive right, right of participation, anti-dilutive right or any similar right to participate in, or to receive securities or other assets of the Company solely as a result of the transactions contemplated by this Agreement or the other Transaction Documents.

4.13  [Intentionally Omitted].

4.14 Fees.  The Company is not obligated to pay any brokers, finders or financial advisory fees or commissions to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby.  The Company will indemnify and hold harmless each Holder from and against any claim by any Person alleging that such Holder is obligated to pay any such compensation, fee, cost or related expenditure in connection with the transactions contemplated hereby.

4.15 Foreign Corrupt Practices.  Neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.16 Key Employees.  Except as set forth on Schedule 4.16, the “executive officers” (as defined in Rule 501(f) of the Securities Act) of the Company (each, a “Key Employee”) is currently serving in the capacity described in the most recent SEC Documents.

4.17 Labor Matters.  Neither the Company nor any of the Company Subsidiaries is involved in any material labor dispute with any union organization of such entity’s employees; there are no strikes or walkouts of the Company or any Company Subsidiary’s employees in existence or, the knowledge of the Company, threatened.  Each of the Company and Company Subsidiaries has complied in all material respects with all applicable federal and state equal opportunity and other laws related to employment.

4.18 Environment.  Neither the Company nor any Company Subsidiary has any liabilities under any Environmental Law, nor, to the Company's knowledge, do any factors exist that are reasonably likely to give rise to any such liability, affecting any of the properties owned or leased by the Company or any Company Subsidiary, in each case other than liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Company Subsidiary has violated any Environmental Law applicable to it now or previously in effect, other than any violation that has not had and would not reasonably be expected to have a Material Adverse Effect.

4.19 ERISA.  Neither the Company nor any Company Subsidiary maintains or contributes to, or has any obligation under, any Pension Plan.  The Company and the Company Subsidiaries are in compliance in all material respects with the presently applicable provisions of ERISA and the United States Internal Revenue Code of 1986, as amended, with respect to each Pension Plan (if any) except in any such case for any such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

4.20 Insurance.  The Company maintains insurance for itself and each Company Subsidiary in such amounts and covering such losses and risks as are reasonably sufficient and customary in the businesses in which the Company and each such Company Subsidiary are engaged.  As of the Effective Date, no notice of cancellation has been received for any of such policies and the Company is in compliance in all material respects with all of the terms and conditions thereof.  The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue to conduct its business as currently conducted without a significant increase in cost.  Without limiting the generality of the foregoing, the Company maintains director’s and officer’s insurance in an amount not less than $7,500,000.

4.21 Property.  Each of the Company and Company Subsidiaries has good and marketable title to all real and personal Property owned by it, in each case free and clear of all Liens, other than the Permitted Liens.  Any Property held under material lease by the Company or a Company Subsidiary is held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such Property by the Company or such Company Subsidiary.

4.22 Regulatory Permits.  Each of the Company and Company Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to have any such certificate, authorization or permit would not have a Material Adverse Effect, and, to the knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

4.23 Investment Company.  Neither the Company nor any Company Subsidiary is and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will become an “investment company” or an “affiliated person” of an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.24 U.S. Real Property Holding Corporation.  The Company is not, nor has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

4.25 Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

4.26 Money Laundering.  The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder, and no action, suit or proceeding by or before any Governmental Authority involving the Company or any of the Company Subsidiaries with respect to such Governmental Requirements is pending or, to the knowledge of the Company, threatened.

4.27 Transfer Taxes.  No stock transfer or other taxes (other than income taxes) are required to be paid in connection with the issuance of any of the Securities on the Effective Date.

4.28 Sarbanes-Oxley Act; Internal Controls and Procedures.  To the Company’s knowledge, the Company is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the Effective Date.  The Company maintains internal accounting controls, policies and procedures, and such books and records as are reasonably designed to provide reasonable assurance that (i) all transactions to which the Company or any Company Subsidiary is a party or by which its properties are bound are effected by a duly authorized employee or agent of the Company, supervised by and acting within the scope of the authority granted by the Company’s senior management, (ii) the recorded accounting of the Company’s consolidated assets is compared with existing assets at regular intervals and (iii) all transactions to which the Company or any Company Subsidiary is a party, or by which its properties are bound, are recorded (and such records maintained) in accordance with all Governmental Requirements and as may be necessary or appropriate to ensure that the financial statements of the Company are prepared in accordance with GAAP.

4.29 Embargoed Person.  None of the funds or other assets of the Company or any Company Subsidiary shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws (each, an “Embargoed Person”), with the result that the investments evidenced by the Securities are or would be in violation of any Governmental Requirements.  To the knowledge of the Company, no Embargoed Person has any interest of any nature whatsoever in the Company or any Company Subsidiary with the result that the investments evidenced by the Securities are or would be in violation of any Governmental Requirements.  None of the funds or other assets of the Company or any Company Subsidiary have been derived from any unlawful activity with the result that the investments evidenced by the Securities are or would be in violation of any Governmental Requirements in any material respect.

4.30 Transactions with Interested Persons.  No officer, director or employee of the Company or any Company Subsidiary is or has made any arrangements with the Company or any Company Subsidiary to become a party to any transaction with the Company or any Company Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, except for the following (i) the Transaction Documents and the transactions therein and as provided therein; (ii) the promissory notes and agreements as set forth on Schedule 4.30 and the transactions contemplated thereunder; (iii) the transactions as disclosed in the SEC Documents; and (iv) the transactions and agreements described in clauses (a) through and including (o) in Section 1.10 of Schedule 5.4.

4.31 Customers and Suppliers.  The relationships of each of the Company and Company Subsidiaries with its customers and suppliers are maintained on commercially reasonable terms, except for those that would not have a Material Adverse Effect.  To the Company’s knowledge, no customer or supplier of the Company or a Company Subsidiary has any plan or intention to terminate its agreement with the Company or such Company Subsidiary, which termination would reasonably be expected to have a Material Adverse Effect.

4.32 Accountants.  The Company’s accountants, who the Company expects will render their opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, are, to the Company’s knowledge, independent accountants as required by the Securities Act.

4.33 Solvency.  (i) The fair saleable value of the Company and the Company Subsidiaries (on a consolidated basis) assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing Debt; and (ii) the expected cash flows of the Company for future periods, together with the proceeds the Company would receive upon liquidation of its assets and the proceeds from expected debt or equity offerings, after taking into account all anticipated uses of such amounts, would be sufficient to pay all Debt when such Debt is required to be paid.  The Company has no knowledge of any facts or circumstances which lead it to believe that it will be required to file for reorganization or liquidation under bankruptcy or reorganization laws of any jurisdiction, and has no present intention to so file.

4.34 Disclosure.  The representations, warranties and written statements made by the Company contained in this Agreement and the other Transaction Documents and in the certificates, exhibits and schedules delivered by the Company to the Investor pursuant to this Agreement and the other Transaction Documents, taken as a whole, do not contain, when furnished, any untrue statement of a material fact, and do not, when taken as a whole, omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made; and, to the extent that any such information constitutes projections, budgets, estimates or other forward looking statements, such projections, budgets, estimates or other forward looking statements were prepared in good faith on the basis of assumptions believed by the Company to be reasonable at the time such projections, budgets, estimates or other forward looking statements were furnished (it being understood that projections, budgets, estimates or other forward looking statements by their nature are inherently uncertain, that no assurances can be given that projections, budgets, estimates or other forward looking statements will be realized, and that actual results in fact may differ materially from any projections, budgets, estimates or other forward looking statements provided to the Investor).

5. COVENANTS AND AGREEMENTS.

5.1 Filings and Public Disclosure by the Company.  The Company shall:

(a) file a Form D with respect to the Securities issued at the Second Closing as and when required under Regulation D and provide a copy thereof to Investor promptly after such filing;

(b) at or prior to the Second Closing, take such action as the Company reasonably determines upon the advice of counsel is necessary to qualify the Securities for sale under applicable state or “blue sky” laws or obtain an exemption therefrom, and shall promptly provide evidence of any such action to Investor at Investor’s request; and

(c) (iii)           promptly after the Effective Date, (i) first, issue a press release disclosing the material terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (ii) thereafter or contemporaneously with the issue of such press release, file with the Commission a Current Report on Form 8-K disclosing the material terms of and including as exhibits this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that Investor shall have a reasonable opportunity to review and comment on any such press release or Form 8-K prior to the issuance or filing thereof.

5.2 [Intentionally Omitted.]

5.3 Certain Affirmative Covenants of the Company.  The Company agrees that, during the period beginning on the Effective Date and ending on the Termination Date, the Company shall, and shall cause each other Loan Party to:

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, franchises, governmental authorizations, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so, individually or in the aggregate, does not, or could not reasonably be expected to, result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted hereunder.

(b) Comply with all Governmental Requirements applicable to the operation of its business, except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Comply with all agreements, documents and instruments binding on it or affecting its Properties or business, including, without limitation, all Material Contracts, except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) In the case of the Company, provide each Holder with copies of all materials sent to the Company’s shareholders at the same time or otherwise promptly after such materials are delivered to such shareholders.

(e) In the case of the Company, timely file with the Commission all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules and regulations thereunder would permit such termination (and otherwise make and keep public information available, as those terms are understood and defined in Rule 144).

(f)  [Intentionally Omitted].

(g) Maintain commercially reasonable insurance coverage (including D&O insurance) for each of the Company and Company Subsidiaries.

(h) With respect to (x) any Person that becomes a Subsidiary after the Effective Date or (y) any Subsidiary that is in existence as of the Effective Date but is not a Subsidiary Guarantor, if such Subsidiary is required to become a “Borrower” under the Senior Loan Agreement at any time prior to the Senior Discharge Date, then the Company shall, at the Company’s sole expense, promptly (but in any event, within ten (10) days (or such longer period as Collateral Agent shall agree in writing in its sole discretion)) after such Subsidiary becomes a “Borrower”, do the following:

(i) notify the Holders of such event;

(ii) the Company shall cause such Subsidiary to execute and deliver to the Collateral Agent (x) a Joinder Agreement (as defined in the Subsidiary Guarantee) to the Subsidiary Guarantee and a (y) a Joinder Agreement (as defined in the Security Agreement) to the Security Agreement;

(iii) the Borrower shall (x) execute and deliver, or cause to be executed and delivered, to the Collateral Agent such amendments or supplements to the Security Agreement or such other documents, and take or cause to be taken, such actions, in each case as the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a Lien on the assets of such Subsidiary and (y) take all actions as the Collateral Agent shall deem necessary or advisable to cause such Lien to be duly perfected to the extent required by the Security Agreement in accordance with all applicable Governmental Requirements; and

(iv) the Company shall execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates similar to those described in Sections 2.3(b) and 2.3(h), as reasonably requested by the Collateral Agent.

5.4 Certain Negative Covenants of the Company.  The Company agrees that, during the period beginning on the Effective Date and ending on the Termination Date, the Company shall comply with the covenants set forth in Schedule 5.4 attached hereto.

5.5  [Intentionally Omitted.]

5.6  [Intentionally Omitted.]

5.7  [Intentionally Omitted.]

5.8 Use of Holder’s Name.  Except as may be required by applicable law and/or this Agreement, the Company shall not use, directly or indirectly, any Holder’s name or the name of any of its Affiliates in any advertisement, announcement, press release or other similar communication unless it has received the prior written consent of such Holder for the specific use contemplated or as otherwise required by applicable law or regulation.

5.9 Disclosure of Non-Public Information. The Company agrees that it will not at any time following the Effective Date disclose material non-public information to any Holder without first obtaining such Holder’s prior written consent confirming that such Holder is willing to receive material non-public information at such time.

5.10 Indemnification of Holders.   The Company will indemnify and hold each Holder and its directors, managers, officers, shareholders, members, partners, employees and agents (each, a “Holder Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Holder Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or by the Company or any other Loan Party in the other Transaction Documents or (b) any action instituted against a Holder, or any of its Affiliates, by any shareholder of the Company who is not an Affiliate of such Holder, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Holder’s representation, warranties or covenants under the Transaction Documents or any agreements or understandings such Holder may have with any such shareholder or any violations by such Holder or any such Affiliate of state or federal securities laws or any conduct by such Holder or any such Affiliate which constitutes wrongful actions or omissions, fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Holder Party in respect of which indemnity may be sought pursuant to this Agreement, such Holder Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing.  Any Holder Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Holder Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time following such Holder Party’s written request that it do so, to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Holder Party.  The Company will not be liable to any Holder Party under this Agreement (i) for any settlement by a Holder Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent, that a loss, claim, damage or liability is attributable to such Holder Party’s wrongful actions or omissions, or gross negligence or willful misconduct, fraud or malfeasance, or to such Holder Party’s breach of any of the representations, warranties, covenants or agreements made by such Holder Party in this Agreement or in the other Transaction Documents.

5.11 Limitations on Disposition by Holder.  Each Holder agrees that no Holder shall sell, transfer, assign or dispose of any Securities, unless:

(a) there is then in effect an effective registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) such Holder has notified the Company in writing of any such proposed disposition, and furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act; provided, however, that no such opinion of counsel will be required (i) if the sale, transfer, assignment or disposition is made to an Affiliate of such Holder, (ii) if the sale, transfer, assignment or disposition is made pursuant to Rule 144 and such Holder provides the Company with evidence reasonably satisfactory to the Company that the proposed transaction satisfies the requirements of Rule 144, (iii) if such Securities are eligible for resale under Rule 144(k) or any successor provision or (iv) if in connection with a bona fide pledge or hypothecation of any Securities under a margin arrangement with a broker-dealer or other financial institution or the sale of any such Securities by such broker-dealer or other financial institution following such Holder’s default under such margin arrangement.

5.12 Registration Rights.

(a) Upon the Company becoming eligible to file a Registration Statement on Form S-3 under the Securities Act, the Company shall, upon sixty (60) days written notice from the Investor, use its commercially reasonable efforts to file with the SEC a Form S-3 Registration Statement providing for an offering of all shares of Common Stock of the Company issuable upon the conversion of the Consolidated Note (the “Registrable Securities”).  The Company shall use its commercially reasonable efforts to cause the SEC to declare such Form S-3 Registration Statement effective as soon as practicable thereafter.   The Company shall use its commercially reasonable efforts to keep such Form S-3 Registration Statement continuously effective until the earlier of (i) two years after such Form S-3 Registration Statement has been declared effective and (ii) the date on which all Registrable Securities included in such Form S-3 Registration Statement have been sold in accordance with the plan and method of distribution disclosed in the prospectus included in such Form S-3 Registration Statement, or otherwise.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the Investor, that in the good faith judgment of the Company’s board of directors it would be detrimental to the Company and its stockholders for such Form S-3 Registration Statement to either become effective or remain effective for as long as such Form S-3 Registration Statement otherwise would be required to remain effective, because such action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (c) render the Company unable to comply with requirements under the Securities Act or Exchange Act, to (i) defer taking action with respect to a notice by the Investor to file a registration statement hereunder and/or (ii) require the Investor to suspend the use of the prospectus for sales of Registrable Securities under any such registration statement, in each case for a reasonable period of time not to exceed 90 days in succession or 180 days in the aggregate in any 12 month period.

(c) The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Investor and its Affiliates and their respective officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Investor or such other indemnified Person from and against all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, the “Losses”) caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any Form S-3 Registration Statement, prospectus or preliminary prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same are caused by any information furnished in writing to the Company by the Investor expressly for use therein.

(d) In connection with any Form S-3 Registration Statement, the Investor will furnish to the Company, in writing, information regarding the Investor’s ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, shall, indemnify the Company, its Affiliates and their respective directors, officers, managers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company or such other indemnified Person against all Losses caused by any untrue statement of material fact contained in the Form S-3 Registration Statement, prospectus or preliminary prospectus or any amendment or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished in writing by the Investor expressly for use therein.

6. MISCELLANEOUS.

6.1 Survival; Severability.  The representations, warranties, covenants and indemnities made by the parties herein and in the other Transaction Documents shall survive the Effective Date notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon.   In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

6.2 Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon each of the parties and their respective (as applicable) successors, permitted assigns, executors, administrators, personal representatives, heirs and legatees.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective (as applicable) successors, permitted assigns, executors, administrators, personal representatives, heirs and legatees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  The Holder may assign its rights and obligations hereunder in connection with any private sale or transfer of the Securities that is permitted hereunder, as long as, as a condition precedent to such transfer, (i) the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement, in which case the term “Holder” shall be deemed to refer to such transferee as though such transferee were an original signatory hereto, and such assignment complies with applicable Governmental Requirements and (ii) the Company shall have consented to such assignment (which consent shall not be unreasonably withheld).  The Company may not assign its rights or obligations under this Agreement.

6.3 No Reliance.

(a) The Company hereto acknowledges that: (i) it has such knowledge in business and financial matters as to be fully capable of evaluating this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; (ii) it is not relying on any advice or representation of any Holder or the Collateral Agent in connection with entering into this Agreement, the other Transaction Documents or such transactions (other than the representations made in this Agreement or the other Transaction Documents); (iii) it has not received from any Holder or the Collateral Agent any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the other Transaction Documents or the performance of its obligations hereunder and thereunder; and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this Agreement and the other Transaction Documents based on its own independent judgment and, if applicable, on the advice of such advisors, and not on any view (whether written or oral) expressed by any Holder or the Collateral Agent.

(b) The Holder acknowledges that: (i) it has such knowledge in business and financial matters as to be fully capable of evaluating this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; (ii) it is not relying on any advice or representation of the Company or any Company Subsidiary in connection with entering into this Agreement, the other Transaction Documents or such transactions (other than the representations made in this Agreement or the other Transaction Documents); (iii) it has not received from the Company or any Company Subsidiary any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the other Transaction Documents or the performance of its obligations hereunder and thereunder; and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this Agreement and the other Transaction Documents based on its own independent judgment and, if applicable, on the advice of such advisors, and not on any view (whether written or oral) expressed by the Company or any Company Subsidiary.

6.4 Independent Nature of Holders’ Obligations and Rights.  The obligations of each Holder hereunder are several and not joint with the obligations of the other Holders hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder.  The Company acknowledges and agrees that nothing contained herein or in any other Transaction Document, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or a “group” as described in Section 13(d) of the Exchange Act, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement.  Each Holder acknowledges and agrees that it has been represented by its own separate counsel in connection with the transactions contemplated hereby, shall be entitled to protect and enforce its rights, including, without limitation, rights arising out of this Agreement or the other Transaction Documents, individually, and shall not be required to join any other Holder as an additional party in any proceeding for such purpose.

6.5 Injunctive Relief.  The Company acknowledges and agrees that a breach by it of its obligations hereunder will cause irreparable harm to each Holder and that the remedy or remedies at law for any such breach will be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, such Holder shall be entitled to an injunction restraining any breach and requiring immediate and specific performance of such obligations without the necessity of showing economic loss or the posting of any bond.

6.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(b) Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City and County of New York of the State of New York for the adjudication of any dispute hereunder or any other Transaction Document or in connection herewith or therewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, to the extent permitted by applicable law, and agrees not to assert, to the extent permitted by applicable law, in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives, the extent permitted by applicable law, personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(c) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.6(c).

6.7 Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Any executed signature page delivered by facsimile or e-mail transmission shall be binding to the same extent as an original executed signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

6.8 Headings.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.9 Notices.  Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as set forth on Schedule 6.9.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

6.10 Expenses.  The Company shall reimburse the Holder and the Collateral Agent for all costs and expenses that each of them incurs in connection with the negotiation, execution, and delivery of this Agreement or the other Transaction Documents.  The Company and each Holder and the Collateral Agent shall pay all costs and expenses that it incurs in connection with the performance of this Agreement or the other Transaction Documents.

6.11 Entire Agreement; Amendments.

(a) This Agreement and the other Transaction Documents constitute the entire agreement between the parties hereto with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.

(b) Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and by the Holders holding a majority of the outstanding principal of the Notes.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

6.12 Effect of this Agreement on the Original Purchase Agreement.  This Agreement shall be deemed to amend and restate and supercede the Original Purchase Agreement in its entirety.  Each of the parties hereto confirm that the amendment and restatement of the Original Purchase Agreement pursuant to this Agreement shall not constitute a novation of the Original Purchase Agreement.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that each of the representations and warranties and covenants made by the Investor set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 5.11 of the Original Purchase Agreement (collectively, the “Original Sections”) shall continue to survive and remain in effect and that the corresponding Sections contained in this Agreement shall be deemed to be in addition to but not in substitution of the Original Sections.

6.13 Waiver of Specified Defaults.  The Investor hereby waives the Specified Defaults.

6.14 Release and Terminations.

(a) Each of the Investor, in its capacity as collateral agent, and the Investor (as holder of the 2008 Note), hereby, effective as of the date hereof:

(i) releases each of the entities and Subsidiaries of the Company identified on Schedule 6.14 (collectively, the “Released Debtors”) (x) from each of the Original Security Agreement, the Original Subsidiary Guarantee and any other Original Transaction Documents to which such Released Debtor was a party and (y) from any and all of their respective obligations thereunder; and

(ii) confirms that each of the Released Debtors shall have no obligations to the Investor, as collateral agent, or any holder of the Notes (including the Investor) hereunder or under the Security Agreement or the Subsidiary Guarantee.

(b) The Investor and the Collateral Agent or its designee hereby agree to promptly file termination statements terminating all UCC financing statements filed in connection with the Original Security Agreement against each of the Released Debtors and, upon request of the Company, executed and deliver such documents and instruments acknowledging the release of the Released Debtors and all items of “Collateral” (as defined in the Original Security Agreement) owned by any of the Released Debtors.

6.15 Subordination Agreement.  The parties hereto acknowledge and agree that the terms of this Agreement are subject to the terms of the Subordination Agreement.  In the event of any conflict between the terms of the Subordination Agreement and the terms of this Agreement, the terms of the Subordination Agreement shall govern.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

INTEGRATED BIOPHARMA, INC.

By:	/s/ E. Gerald Kay
Name: E. Gerald Kay
Title: President

INVESTOR:

CD FINANCIAL, LLC

By:	/s/ Wiliam H. Milmoe
Name: William H. Milmoe
Title: President

[Signature Page to Amended and Restated Securities Purchase Agreement]

EXHIBIT A

FORM OF CONSOLIDATED NOTE

INTEGRATED BIOPHARMA, INC.

AMENDED AND RESTATED CONVERTIBLE SECURED PROMISSORY NOTE

THIS AMENDED AND RESTATED CONVERTIBLE SECURED PROMISSORY NOTE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT HEREOF.  ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW.

$5,350,000.00	Issue Date: June 27, 2012 New York, New York

FOR VALUE RECEIVED, INTEGRATED BIOPHARMA, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of CD FINANCIAL, LLC, a Florida limited liability company, or its permitted successors or assigns (the “Holder”), in lawful money of the United States of America and in immediately available funds, the principal sum of FIVE MILLION THREE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($5,350,000.00), or, if less, the aggregate unpaid principal amount of this Note, which principal amount shall be due and payable in such amounts and on such dates as are set forth below.  The Company further promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the interest rates, and on the dates, specified below.

This Note is the “Consolidated Note” referred to in and is executed and delivered pursuant to and in connection with the Amended and Restated Securities Purchase Agreement, dated as of June 27, 2012, by and between the Company and the Holder (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”).

This Note amends and restates in its entirety the Original Notes referred to in the Securities Purchase Agreement.

The Company’s obligations under this Note, including, without limitation, its obligation to make payments of principal and interest hereon, are (i) guaranteed by certain of the Company’s Subsidiaries pursuant to the Subsidiary Guarantee and (ii) secured by certain of the assets  of the Company and certain of the Company’s Subsidiaries pursuant to the Security Agreement.

The following terms shall apply to this Note:

1. DEFINITIONS.

(a) Defined Terms.  When used herein, the terms below shall have the respective meanings indicated:

“Acceleration Notice” has the meaning set forth in Section 4 of this Note.

“Accumulated Unpaid Interest Amounts” has the meaning set forth in Section 2(b) of this Note.

“Company” has the meaning set forth in the first paragraph of this Note.

“Conversion Price” means $0.65 (as appropriately adjusted for stock splits, stock dividends, issuances below the Conversion Price and similar events).

“Default Interest Rate” means ten percent (10.0%) per annum.

“Holder” has the meaning set forth in the first paragraph of this Note.

“Interest” has the meaning set forth in Section 2(a) of this Note.

“Interest Payment Date” means (a) the first Business Day of each calendar month and (b) the Maturity Date.

“Issue Date” means the date of this Note as set forth on the first page of this Note.

“Maturity Date” means July 7, 2017.

“Note” means this Amended and Restated Convertible Secured Promissory Note, dated June 27, 2012, by the Company and payable to the order of the Holder, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Prepayment Date” has the meaning set forth in Section 5 of this Note.

“Prepayment Notice” has the meaning set forth in Section 5 of this Note.

“Securities Purchase Agreement” has the meaning set forth in the preamble of this Note.

(b) Terms Defined in Securities Purchase Agreement.  Any capitalized term used but not defined herein has the meaning specified in the Securities Purchase Agreement.

(c) Usage.  Section 1.2 of the Securities Purchase Agreement shall apply herein, and is incorporated herein by reference, mutatis mutandis, as if a part hereof.

2. INTEREST; PAYMENT OF INTEREST AND PRINCIPAL; CALCULATION.

(a) Interest.  Subject to Section 2(d) of this Note, the unpaid principal amount of this Note shall bear interest from and including the Issue Date until the principal amount of this Note is paid in full (“Interest”) at a rate per annum equal to six percent (6.0%).

(b) Interest Payments.  The Company shall make payments of accrued Interest hereunder on each Interest Payment Date, commencing with the first Interest Payment Date occurring after the Issue Date; provided that no such payment shall be required to be made by the Company on such Interest Payment Date if the Company, in making such payment, would violate terms of the Subordination Agreement.   To the extent that any Interest payment is not so made on any Interest Payment Date pursuant to the first sentence of this Section 2(b) as a result of the operation of the proviso in such sentence (the amount of such unpaid Interest is referred to, collectively, as the “Accumulated Unpaid Interest Amounts”), then such failure to make such payment on such Interest Payment Date shall not constitute an Event of Default.

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(c) Payment on Maturity.  The outstanding principal amount of this Note shall be due and payable on the Maturity Date, together with all accrued and unpaid Interest thereon, all unpaid Accumulated Unpaid Interest Amounts and all other amounts due under this Note.

(d) Default Interest.  Any amount of principal, (subject to the last sentence in this Section 2(d)) Interest, or Accumulated Unpaid Interest Amounts that is not paid as and when due in accordance with this Note shall bear interest at the Default Interest Rate, compounded monthly, until paid in full, and such interest accrued at the Default Interest Rate shall be payable on demand.   For avoidance of doubt, it is understood and agreed that if the Company does not make a monthly Interest payment on any Interest Payment Date pursuant to Section 2(b) of this Note solely as a result of the operation of the proviso in the first sentence of Section 2(b) of this Note, then, for purposes of the first sentence of this Section 2(d), the amount of the Interest payment that was not so made on such Interest Payment Date shall not bear interest at the Default Interest Rate; provided, however, that if any Accumulated Unpaid Interest Amounts are not paid when due in accordance with Section 2(c) of this Note, then such Accumulated Unpaid Interest Amounts shall bear interest at the Default Interest Rate in accordance with the first sentence of this Section 2(d).

(e) Payments of Accumulated Unpaid Interest Amounts.  To the extent that there is any Accumulated Unpaid Interest Amounts that remains unpaid, the Company shall pay to the Holder, within five (5) Business Days after demand by Holder, the Accumulated Unpaid Interest Amounts, without premium or penalty; provided, however, that the Company shall not be required to make such payment to the extent that the Company, in making such payment, would violate the terms of the Subordination Agreement (and, in which case, for purposes of the proviso in the second sentence of Section 2(d) of this Note, such Accumulated Unpaid Interest Amounts shall not be deemed due after such demand so made).

(f) Payment in Cash.  All payments of principal, Interest, default interest (if any), and Accumulated Unpaid Interest Amounts hereunder shall be paid in cash by wire transfer of immediately available funds to the account of the Holder as designated by the Holder to the Company in writing from time to time.  All payments (including prepayments) to be made by the Company on account of principal, Interest, default interest (if any), fees and other amounts owing hereunder shall be made without set off or counterclaim.

(g) Calculation of Interest.   Any Interest and default interest (if any) payable hereunder shall be computed on the basis of a 360-day year and calculated using the actual number of days elapsed.

(h) Failure to Make Payments.  If the Company does not make any payment of principal, interest or other amounts hereunder when due because such payment, if made, would violate  the terms of the Subordination Agreement, then the failure by the Company to make such payment shall not constitute an Event of Default.

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3. CONVERSION.

(a) Generally.  All or any portion of the outstanding principal amount of this Note may, at any time on or prior to or after the Maturity Date and in the Holder’s sole discretion, be converted into shares of Common Stock at the Conversion Price in effect at such time. For avoidance of doubt, any Accumulated Unpaid Interest Amounts shall not constitute principal hereunder.

(b) Mechanics of Conversion.  The Holder may, at its option, upon written notice, as provided in Section 6(b), to the Company given at any time and from time to time prior to the payment or prepayment of this Note, convert all or any portion of the principal balance of this Note into shares of Common Stock based on the Conversion Price.  Upon any conversion of this Note: (i) such principal amount converted shall become fully paid and satisfied, (ii) the Holder shall surrender and deliver this Note, duly endorsed, to the Company or such other address which the Company shall designate against delivery of the certificates representing the new securities of the Company, (iii) the Company shall promptly deliver a duly executed replacement Note to the Holder in a principal amount equal to the principal amount, if any, that remains outstanding after any such conversion; and (iv) in exchange for all or any portion of the surrendered Note described in the immediately preceding clause (i) or (ii) of this Section 3(b), the Company shall deliver to the Holder certificates representing such number of shares of Common Stock to which the Holder is entitled to receive based on its conversion of the Note in accordance with the calculation of the Conversion Price, which certificates shall bear such legends as are required under applicable state and federal securities laws and as specified in the Securities Purchase Agreement.  In no event shall any accrued Interest (including default interest (if any)) and Accumulated Unpaid Interest Amounts hereunder be subject to the conversion provisions set forth in this Section 3.

(c)           Issue Taxes.  The Company shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto; provided, however, that the Holder shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(d)           Elimination of Fractional Interests.  No fractional shares of Common Stock shall be issued upon conversion of this Note, nor shall the Company be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated and that all issuances of Common Stock shall be rounded up to the nearest whole share of Common Stock.

4. EVENTS OF DEFAULT; REMEDIES.

If an Event of Default occurs and is continuing, the Holder shall have the right, upon written notice to the Company (an “Acceleration Notice”), to take either or both of the following actions, at the same or different times (i) declare all unpaid principal hereof, any accrued and unpaid Interest (including default interest (if any)) thereon, all Accumulated Unpaid Interest Amounts (including any default interest (if any) thereon), and any other amounts owing hereunder due and payable on the date specified in such Acceleration Notice, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived by the Company, anything contained herein to the contrary notwithstanding; provided such date of payment must be at least two (2) Business Days following the date on which the Acceleration Notice is delivered to the Company, and/or (ii) exercise any rights and remedies under this Note or as permitted by law and/or in equity; and in the case of any event described in clause (b) of the definition of “Event of Default”, all unpaid principal hereof, any accrued and unpaid Interest (including default interest (if any)) thereon, all Accumulated Unpaid Interest Amounts (including any default interest (if any) thereon), and any other amounts owing hereunder shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, anything contained herein to the contrary notwithstanding; provided, however, that the Company shall only make such payment(s) if and only to the extent that such payment(s) would not violate the terms of the Subordination Agreement.

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5. PREPAYMENTS.

Prepayment of Principal.  The Company shall have the right at any time and from time to time to prepay the outstanding principal amount of this Note, without premium or penalty, upon not less than five (5) days’ prior written notice to the Holder (a “Prepayment Notice”).  In order to effectuate such prepayment, the Company shall be obligated to pay the Holder an amount equal to the amounts described in the Prepayment Notice in same day funds on the payment date (the “Prepayment Date”) specified in the Prepayment Notice; provided such date must be at least five (5) days following the date on which the Prepayment Notice is delivered to the Holder; provided, further, however, that the Company may only make such prepayment to the extent that the Company, in making such prepayment, would not violate the terms of the Subordination Agreement.  All such principal prepayments shall be applied to the outstanding principal amount of this Note.  Any prepayment shall be accompanied by payment of accrued interest on the amount so prepaid.  Notwithstanding the foregoing, if the Holder delivers an Acceleration Notice at any time prior to the Prepayment Date, then the provisions of Section 4 shall apply and control.

6. MISCELLANEOUS.

(a) Failure to Exercise Rights not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof.   All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available. In the event that the Company does not pay any amount under this Note when such amount becomes due, the Company shall bear all costs incurred by the Holder in collecting such amount, including without limitation reasonable legal fees and expenses.

(b) Notices. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as set forth in the Securities Purchase Agreement, or as shall be designated by the Company or the Holder in writing to the other party hereto in accordance this Section 6(b).

(c) Amendments and Waivers.  No amendment or modification to this Note may be made or given except pursuant to a written instrument executed by the Company and the Holder.  No waiver of any provision of this Note may be made except pursuant to a written instrument executed by the party against whom such waiver is sought to be enforced.  Any waiver given pursuant hereto shall be effective only in the specific instance and for the specific purpose for which given.

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(d) Transfer of Note.  The Holder may sell, transfer or otherwise dispose of all or any part of this Note (including without limitation pursuant to a pledge) to any Person as long as such sale, transfer or disposition is in compliance with applicable Governmental Requirements, and is otherwise made in accordance with the applicable provisions of the Securities Purchase Agreement.  From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Note in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable, issue and deliver to such transferee a new Note identical in all respects to this Note, in the name of such transferee, against surrender of this Note or as otherwise specified in Section 6(e) of this Note.  The Company shall be entitled to treat the original Holder as the holder of this entire Note unless and until it receives written notice of the sale, transfer or disposition hereof.

(e) Lost or Stolen Note.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, if mutilated, the Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

(f) Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(g) Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors (whether by merger or otherwise) and permitted assigns.   The Company may not assign its rights or obligations under this Note except as specifically required or permitted pursuant to the terms hereof or the Securities Purchase Agreement.

(h) Usury.  This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay.  If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(i) WAIVER OF JURY TRIAL.  THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY.

(j) Severability.  Any provision of this Note held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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(k) Restatement of Original Notes.  This Note shall amend, restate and replaces each of the Original Notes; provided, however, that the execution and delivery of this Note shall not in any circumstance be deemed to have terminated, extinguished or discharged any of the Company’s indebtedness under the Original Notes, all of which indebtedness shall continue under and be governed by this Note.   This Note is a replacement, amendment and restatement of the Original Notes and IS NOT A NOVATION.

(l) Subordination Agreement.  This Note shall be subject to the terms of the Subordination Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

INTEGRATED BIOPHARMA, INC.

By:	/s/ E. Gerald Kay
Name: E. Gerald Kay
Title: President

 [Signature Page to Amended and Restated Convertible Secured Promissory Note]

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EXHIBIT B

FORM OF LIQUIDITY NOTE

INTEGRATED BIOPHARMA, INC.

PROMISSORY NOTE

THIS PROMISSORY NOTE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT HEREOF.  ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW.

$1,714,000.00	Issue Date: June 27, 2012 New York, New York

FOR VALUE RECEIVED, INTEGRATED BIOPHARMA, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of CD FINANCIAL, LLC, a Florida limited liability company, or its permitted successors or assigns (the “Holder”), in lawful money of the United States of America and in immediately available funds, the principal sum of ONE MILLION SEVEN HUNDRED FOURTEEN THOUSAND AND 00/100 DOLLARS ($1,714,000.00), or, if less, the aggregate unpaid principal amount of this Note, which principal amount shall be due and payable in such amounts and on such dates as are set forth below.  The Company further promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the interest rates, and on the dates, specified below.

This Note is the “Liquidity Note” referred to in and is executed and delivered pursuant to and in connection with the Amended and Restated Securities Purchase Agreement, dated as of June 27, 2012, by and between the Company and the Holder (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”).

The Company’s obligations under this Note, including, without limitation, its obligation to make payments of principal and interest hereon, are (i) guaranteed by certain of the Company’s Subsidiaries pursuant to the Subsidiary Guarantee and (ii) secured by certain of the assets of the Company and certain of the Company’s Subsidiaries pursuant to the Security Agreement.

The following terms shall apply to this Note:

1. DEFINITIONS.

(a) Defined Terms.  When used herein, the terms below shall have the respective meanings indicated:

“Acceleration Notice” has the meaning set forth in Section 4 of this Note.

“Accumulated Unpaid Interest Amounts” has the meaning set forth in Section 2(b) of this Note.

“Company” has the meaning set forth in the first paragraph of this Note.

“Default Interest Rate” means ten percent (10.0%) per annum.

“Holder” has the meaning set forth in the first paragraph of this Note.

“Interest” has the meaning set forth in Section 2(a) of this Note.

“Interest Payment Date” means (a) the first Business Day of each calendar month and (b) the Maturity Date.

“Issue Date” means the date of this Note as set forth on the first page of this Note.

“Maturity Date” means July 7, 2017.

“Note” means this Promissory Note, dated June 27, 2012, by the Company and payable to the order of the Holder, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Prepayment Date” has the meaning set forth in Section 5 of this Note.

“Prepayment Notice” has the meaning set forth in Section 5 of this Note.

“Securities Purchase Agreement” has the meaning set forth in the preamble of this Note.

(b) Terms Defined in Securities Purchase Agreement.  Any capitalized term used but not defined herein has the meaning specified in the Securities Purchase Agreement.

(c) Usage.  Section 1.2 of the Securities Purchase Agreement shall apply herein, and is incorporated herein by reference, mutatis mutandis, as if a part hereof.

2. INTEREST; PAYMENT OF INTEREST AND PRINCIPAL; CALCULATION.

(a) Interest.  Subject to Section 2(d) of this Note, the unpaid principal amount of this Note shall bear interest from and including the Issue Date until the principal amount of this Note is paid in full (“Interest”) at a rate per annum equal to six percent (6.0%).

(b) Interest Payments.  The Company shall make payments of accrued Interest hereunder on each Interest Payment Date, commencing with the first Interest Payment Date occurring after the Issue Date; provided that no such payment shall be required to be made by the Company on such Interest Payment Date if the Company, in making such payment, would violate terms of the Subordination Agreement.   To the extent that any Interest payment is not so made on any Interest Payment Date pursuant to the first sentence of this Section 2(b) as a result of the operation of the proviso in such sentence (the amount of such unpaid Interest is referred to, collectively, as the “Accumulated Unpaid Interest Amounts”), then such failure to make such payment on such Interest Payment Date shall not constitute an Event of Default.

(c) Payments on Maturity.

(i) The outstanding principal amount of this Note shall be due and payable on the Maturity Date, together with all accrued and unpaid Interest thereon, all unpaid Accumulated Unpaid Interest Amounts and all other amounts due under this Note.

2

(ii) Notwithstanding anything to the contrary contained in this Note, but in all events subject to Section 2(h) of this Note, to the extent that any payments of principal by the Company may be made prior to the Maturity Date without violating the terms of the Subordination Agreement, the outstanding principal amount of this Note shall be payable within ten (10) Business Days after demand by Holder.

(d) Default Interest.  Any amount of principal, (subject to the last sentence in this Section 2(d)) Interest, or Accumulated Unpaid Interest Amounts that is not paid as and when due in accordance with this Note shall bear interest at the Default Interest Rate, compounded monthly, until paid in full, and such interest accrued at the Default Interest Rate shall be payable on demand.   For avoidance of doubt, it is understood and agreed that if the Company does not make a monthly Interest payment on any Interest Payment Date pursuant to Section 2(b) of this Note solely as a result of the operation of the proviso in the first sentence of Section 2(b) of this Note, then, for purposes of the first sentence of this Section 2(d), the amount of the Interest payment that was not so made on such Interest Payment Date shall not bear interest at the Default Interest Rate; provided, however, that if any Accumulated Unpaid Interest Amounts are not paid when due in accordance with Section 2(c) of this Note, then such Accumulated Unpaid Interest Amounts shall bear interest at the Default Interest Rate in accordance with the first sentence of this Section 2(d).

(e) Payments of Accumulated Unpaid Interest Amounts.  To the extent that there is any Accumulated Unpaid Interest Amounts that remains unpaid, the Company shall pay to the Holder, within five (5) Business Days after demand by Holder, the Accumulated Unpaid Interest Amounts, without premium or penalty; provided, however, that the Company shall not be required to make such payment to the extent that the Company, in making such payment, would violate the terms of the Subordination Agreement (and, in which case, for purposes of the proviso in the second sentence of Section 2(d) of this Note, such Accumulated Unpaid Interest Amounts shall not be deemed due after such demand so made).

(f) Payment in Cash.  All payments of principal, Interest, default interest (if any), and Accumulated Unpaid Interest Amounts hereunder shall be paid in cash by wire transfer of immediately available funds to the account of the Holder as designated by the Holder to the Company in writing from time to time.  All payments (including prepayments) to be made by the Company on account of principal, Interest, default interest (if any), fees and other amounts owing hereunder shall be made without set off or counterclaim.

(g) Calculation of Interest.   Any Interest and default interest (if any) payable hereunder shall be computed on the basis of a 360-day year and calculated using the actual number of days elapsed.

(h) Failure to Make Payments.  If the Company does not make any payment of principal, interest or other amounts hereunder when due because such payment, if made, would violate the terms of the Subordination Agreement, then the failure by the Company to make such payment shall not constitute an Event of Default.

3. [INTENTIONALLY OMITTED].

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4. EVENTS OF DEFAULT; REMEDIES.

If an Event of Default occurs and is continuing, the Holder shall have the right, upon written notice to the Company (an “Acceleration Notice”), to take either or both of the following actions, at the same or different times (i) declare all unpaid principal hereof, any accrued and unpaid Interest (including default interest (if any)) thereon, all Accumulated Unpaid Interest Amounts (including any default interest (if any) thereon), and any other amounts owing hereunder due and payable on the date specified in such Acceleration Notice, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived by the Company, anything contained herein to the contrary notwithstanding; provided such date of payment must be at least two (2) Business Days following the date on which the Acceleration Notice is delivered to the Company, and/or (ii) exercise any rights and remedies under this Note or as permitted by law and/or in equity; and in the case of any event described in clause (b) of the definition of “Event of Default”, all unpaid principal hereof, any accrued and unpaid Interest (including default interest (if any)) thereon, all Accumulated Unpaid Interest Amounts (including any default interest (if any) thereon), and any other amounts owing hereunder shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, anything contained herein to the contrary notwithstanding; provided, however, that the Company shall only make such payment(s) if and only to the extent that such payment(s) would not violate the terms of the Subordination Agreement.

5. PREPAYMENTS.

The Company shall have the right at any time and from time to time to prepay the outstanding principal amount of this Note, without premium or penalty, upon not less than five (5) days’ prior written notice to the Holder (a “Prepayment Notice”).  In order to effectuate such prepayment, the Company shall be obligated to pay the Holder an amount equal to the amounts described in the Prepayment Notice in same day funds on the payment date (the “Prepayment Date”) specified in the Prepayment Notice; provided such date must be at least five (5) days following the date on which the Prepayment Notice is delivered to the Holder; provided, further, however, that the Company may only make such prepayment to the extent that the Company, in making such prepayment, would not violate the terms of the Subordination Agreement.  All such principal prepayments shall be applied to the outstanding principal amount of this Note.  Any prepayment shall be accompanied by payment of accrued interest on the amount so prepaid.  Notwithstanding the foregoing, if the Holder delivers an Acceleration Notice at any time prior to the Prepayment Date, then the provisions of Section 4 shall apply and control.

6. MISCELLANEOUS.

(a) Failure to Exercise Rights not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof.   All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available. In the event that the Company does not pay any amount under this Note when such amount becomes due, the Company shall bear all costs incurred by the Holder in collecting such amount, including without limitation reasonable legal fees and expenses.

(b) Notices. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as set forth in the Securities Purchase Agreement, or as shall be designated by the Company or the Holder in writing to the other party hereto in accordance this Section 6(b).

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(c) Amendments and Waivers.  No amendment or modification to this Note may be made or given except pursuant to a written instrument executed by the Company and the Holder.  No waiver of any provision of this Note may be made except pursuant to a written instrument executed by the party against whom such waiver is sought to be enforced.  Any waiver given pursuant hereto shall be effective only in the specific instance and for the specific purpose for which given.

(d) Transfer of Note.  The Holder may sell, transfer or otherwise dispose of all or any part of this Note (including without limitation pursuant to a pledge) to any Person as long as such sale, transfer or disposition is in compliance with applicable Governmental Requirements, and is otherwise made in accordance with the applicable provisions of the Securities Purchase Agreement.  From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Note in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable, issue and deliver to such transferee a new Note identical in all respects to this Note, in the name of such transferee, against surrender of this Note or as otherwise specified in Section 6(e) of this Note.  The Company shall be entitled to treat the original Holder as the holder of this entire Note unless and until it receives written notice of the sale, transfer or disposition hereof.

(e) Lost or Stolen Note.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, if mutilated, the Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

(f) Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(g) Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors (whether by merger or otherwise) and permitted assigns.   The Company may not assign its rights or obligations under this Note except as specifically required or permitted pursuant to the terms hereof or the Securities Purchase Agreement.

(h) Usury.  This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay.  If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

5

(i) WAIVER OF JURY TRIAL.  THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY.

(j) Severability.  Any provision of this Note held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(k) Subordination Agreement.  This Note shall be subject to the terms of the Subordination Agreement.

 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

6

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

INTEGRATED BIOPHARMA, INC.

By:	/s/ E. Gerald Kay
Name: E. Gerald Kay
Title: President

[Signature Page to Promissory Note]

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SCHEDULE I

PERMITTED DEBT

1.  Senior Obligations.

2.  Debt under the EGK Note.

3.  Debt under the Vitamin Note.

SCHEDULE II

PERMITTED LIENS

1.	UCC-1 Financing Statement filed by or on behalf of CD Financial, LLC, dated February 22, 2008.
Filing No.  2459996-2
Debtors:  AgroLabs, Inc. and The Organic Beverage Company
Jurisdiction:  New Jersey Department of Treasury - Commercial Recording

2.	UCC-1 Financing Statement filed by or on behalf of CD Financial, LLC, dated February 22, 2008.
Filing No.  20080644243
Debtors:  Integrated BioPharma, Inc., Scientific Sports Nutrition, Inc., Vitamin Factory,
Inc., IHT Health Products, Inc., IHT Properties Corp.
Jurisdiction:  Delaware Secretary of State

3.	UCC-1 Financing Statement filed by or on behalf of CD Financial, LLC, dated February 22, 2008.
Filing No.  200802220142387
Debtors:  InB:Manhattan Drug Company, Inc.
Jurisdiction:  New York Department of State

4.	UCC-1 Financing Statements filed by or on behalf of PNC Bank, National Association, pursuant to the Senior Loan Documents.

5.	UCC Financing Statements filed by or on behalf of the Investor or the Collateral Agent pursuant to the Transaction Documents.

SCHEDULE 4.4

FILINGS

No disclosures.

SCHEDULE 4.5(a)

CAPITALIZATION

Integrated BioPharma, Inc.
Stock Ownership Table	Kays and Carl	61.47%	12,956,962
INBP Shares outstanding	6/22/2012		21,080,174

			Voting Share
			Ownership
Name of Beneficial Owner

E.Gerald Kay	Shares	25%	5,212,556
Carl DeSantis, including CD Financial LLC	Shares	21%	4,466,511
	See summary to right
Riva Sheppard	Shares	5%	1,123,467
Christina Kay	Shares	5%	1,123,467
Robert Kay	Shares	5%	1,030,961
Dina L. Masi	Shares	0%	97,200
Robert Canarick	Shares	0%	59,233
William Milmoe	Shares	0%	88,667
D. DeSantis	Shares	2%	500,000

Total as a group		65%	13,702,062
Public Float		35%	7,378,112
Total Shares outstanding		100%	21,080,174

SCHEDULE 4.5(b)

SUBSIDIARIES

Name of Subsidiary	Type and Jurisdiction of organization	Status (Active/Inactive)
AgroLabs, Inc.	New Jersey corporation	Active
IHT Health Products, Inc.	Delaware corporation	Active
IHT Properties Corp.	Delaware corporation	Active
InB:Manhattan Drug Company, Inc.	New York corporation	Active
Vitamin Factory, Inc.	Delaware corporation	Active
Connaught Press, Inc.	New Jersey corporation	Inactive
Designer Nutrition Laboratories, Inc.	New Jersey corporation	Inactive
Gero Industries, Inc.	New Jersey corporation	Inactive
InB:Paxis Pharmaceuticals, Inc.	Delaware corporation	Inactive
Scientific Sports Nutrition, Inc.	Delaware corporation	Inactive
The Organic Beverage Company	New Jersey corporation	Inactive

SCHEDULE 4.5(b)

WARRANTS; ETC.

1.
Warrant to Purchase Common Stock of Integrated BioPharma, Inc., issued on October 14, 2008 by Integrated BioPharma, Inc. in favor of Imperium Master Fund, Ltd., Warrant No. 1, for the right to purchase up to 166,050 shares of common stock of Integrated BioPharma, Inc.;

2.
Warrant to Purchase Common Stock of Integrated BioPharma, Inc., issued on October 14, 2008 by Integrated BioPharma, Inc. in favor of JED Family Trust, Warrant No. 2, for the right to purchase up to 71,450 shares of common stock of Integrated BioPharma, Inc.;

3.
Warrant to Purchase Common Stock of Integrated BioPharma, Inc., issued on October 14, 2008 by Integrated BioPharma, Inc. in favor of John Michaelson, Warrant No. 3, for the right to purchase up to 53,550 shares of common stock of Integrated BioPharma, Inc.;

4.
Warrant to Purchase Common Stock of Integrated BioPharma, Inc., issued on October 14, 2008 by Integrated BioPharma, Inc. in favor of Mark Ain, Warrant No. 4, for the right to purchase up to 8,950 shares of common stock of Integrated BioPharma, Inc.;

5.
Warrant to Purchase Common Stock of Integrated BioPharma, Inc., issued on October 14, 2008 by Integrated BioPharma, Inc. in favor of Kevin Smith, Warrant No. 5, for the right to purchase up to 100,000 shares of common stock of Integrated BioPharma, Inc.; and

6.
Warrant to Purchase Common Stock of Integrated BioPharma, Inc., issued on October 14, 2008 by Integrated BioPharma, Inc. in favor of Robert Silverstein, Warrant No. 6, for the right to purchase up to 100,000 shares of common stock of Integrated BioPharma, Inc.

SCHEDULE 4.9

LEGAL PROCEEDINGS

(i) InB:Manhattan Drug Company, Inc. is a  named defendant in a lawsuit filed against Herbalife LTD. (Elizabeth Farrington v. Herbalife International, et al., Los Angeles Superior Court Case Number BC 472590).

(ii)  Unisource Worldwide, Inc v. AgroLabs, Inc., Superior Court of New Jersey, Law Division - Union County, Docket No. DC-007381-12, Filed May 8, 2012.

(iii)  On May 15, 2012, Cedarburg Pharmaceuticals, Inc. (“Cedarburg”) sent Integrated BioPharma, Inc. a letter (the “Demand Letter”) setting forth a demand for indemnification under the Stock Purchase Agreement, dated March 17, 2009 (the “Cedarburg SPA”), by and among Cedarburg, InB: Hauser Pharmaceutical Services, Inc., InB: Paxis Pharmaceuticals, Inc. and Integrated BioPharma, Inc. In the Demand Letter, Cedarburg demands payment by Integrated BioPharma, Inc. of $600,000 in respect of the Integrated BioPharma, Inc.’s indemnification obligations under the Cedarburg SPA.  In addition, in the Demand Letter, Cedarburg informed Integrated BioPharma, Inc. that there are also environmental issues pending which may lead to additional costs to Cedarburg which will likely be in excess of $300,000.  Integrated BioPharma, Inc. is currently contesting its liability with respect to these claims.

(iv)  On February 13, 2009, judgment in the amount of $26,066.45 was entered against The Organic Beverage Company in favor of RTC (RTC v. The Organic Beverage Company, Superior Court of New Jersey, Union County, Law Division, Docket No. L-000560-09).

(v)  On February 19, 1993, a judgment in the amount of $23,090.65 (plus attorneys’ fees in the amount of $3,846.94) was entered against Manhattan Drug Company in favor of GE Capital Corporation.  Integrated BioPharma, Inc. believes that this judgment has been satisfied. (Manhattan Drug Company, Inc. v. RCA Business Telephone Systems and General Electric Capital Corporation, Superior Court of New Jersey, Law Division -Union County, Docket No. UNN-L-7058-91)

(vi)  On July 20, 1995, a judgment in the amount of $1,611.90 was entered against Manhattan Drug Co. in favor of Charles M. Forman.  Integrated BioPharma, Inc. believes that this judgment has been satisfied.

SCHEDULE 4.12

REGISTRATION RIGHTS

1.  Registration rights granted by the Company to Imperium Master Fund, Ltd., John Michaelson, JED Family Trust and Mark Ain, pursuant to that certain Registrations Rights Agreement, dated October 14, 2008, filed as Exhibit 10.2 to the form 8K filed with the Securities Exchange Commission on October 20, 2008.

SCHEDULE 4.16

KEY EMPLOYEES

E. Gerald Kay -- President and Chief Executive Officer

Dina L. Masi  - Chief Financial Officer, Senior Vice President and Secretary

Riva Sheppard -- Executive Vice President

Christina Kay -- Executive Vice President

SCHEDULE 4.30

AFFILIATE TRANSACTIONS

1.  EGK Note and the transactions thereunder.  The principal amount of the EGK Note represents the aggregate amount of all out-of-pocket expenses which E. Gerald Kay has incurred to date in connection with the performance of his duties as an officer of Integrated BioPharma, Inc. and which have not yet been reimbursed by Integrated BioPharma, Inc..

2.  Vitamin Note and the transactions thereunder.  The principal amount of the Vitamin Note represents the aggregate amount of unpaid, past due rent owing by InB:Manhattan Drug Company, Inc. (formerly known as Manhattan Drug Company) under the Vitamin Lease.

3.  Vitamin Lease and the transactions thereunder.

4.  Lease Agreement by and between AgroLabs, Inc., as lessee, and Vitamin Realty Associates, LLC, as lessor, dated January 5, 2012 with regard to the property located at 225 Long Avenue, Building 15, Hillside, New Jersey  07205 ( as amended, restated, extended, replaced and/or modified from time to time, the “AL Lease”), and the transactions thereunder.

SCHEDULE 5.4

NEGATIVE COVENANTS

The Company agrees that, during the period beginning on the Effective Date and ending on the Termination Date, the Company shall not, and shall cause each other Loan Party not to:

1.1 Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except that:

(i) any Loan Party may merge, consolidate or reorganize with or into the Company; provided that the Company is the continuing or surviving Person;

(ii) any Loan Party (other than the Company) may merge, consolidate or reorganize with or into any other Loan Party (other than the Company); provided that a Loan Party is the continuing or surviving Person;

(iii) any Loan Party may transfer all or substantially all of its assets or its Equity Interests to any other Loan Party; provided that if the Company is a party to such transactions, the transferee thereof must be the Company; and

(iv) any Loan Party may merge, consolidate or reorganize with or into any Person that such Loan Party is part of as a joint venture as permitted in Section 1.12 of this Schedule 5.4 herein, provided, however, (i) such Person has an EBITDA of greater than zero immediately prior to such merger, consolidation or reorganization, tested on a trailing twelve month basis, (ii) the Investor and its counsel has reviewed to its satisfaction any and all due diligence requested by the Investor in its sole discretion and there shall be no existing Liens, judgments, litigation, bankruptcies and/or outstanding taxes payable with regard to such Person and its assets which are not permitted by the terms herein, (iii) a Loan Party is the continuing or surviving Person, (iv) the Loan Parties will be in pro forma compliance with all terms and conditions set forth herein immediately preceding and after giving effect to such merger, consolidation or reorganization and (v) no Default and/or Event of Default shall exist immediately preceding and/or after giving effect to such merger, consolidation or reorganization.

(b) Sell, lease, transfer or otherwise dispose (“Dispose” or “Disposition”) of any of its properties or assets, except:

(i) (A) the sale of Inventory in the Ordinary Course of Business and (B) the disposition or transfer of Equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $250,000,

(ii) any other sales or Dispositions expressly permitted by this Agreement,

(iii) Dispositions of assets to any other Loan Party;

Sch. 5.4-1

(iv) sales, transfers, dispositions, write-offs, or discounting of any accounts receivable, including its Receivables, in connection with the compromise, settlement or collection thereof, in each case in the Ordinary Course of Business;

(v) Dispositions consisting of dividends and other distributions permitted by Section 1.7 of this Schedule 5.4;

(vi) mergers and consolidations permitted by Section 1.1(a) of this Schedule 5.4;

(vii) Dispositions consisting of advances, loans or extensions of credit permitted by Section 1.5 of this Schedule 5.4;

(viii) lease, sublease, license (on a non-exclusive basis with respect to intellectual property or on an exclusive basis in the ordinary course of business consistent with past practice) or sublicense (on a non-exclusive basis with respect to intellectual property or on an exclusive basis in the ordinary course of business with past practice) or real or personal property that do not, individually or in the aggregate (x) interfere in any material respect with the business of any Loan Party or any of its Subsidiaries or (y) materially impair the value of the property subject thereto;

(ix) the lapse of immaterial intellectual property of any Loan Party that is no longer useful in the business of such Loan Party;

(x) the termination, surrender or sublease of a real estate lease of any Loan Party in the ordinary course of business;

(xi) Disposition and transfer of cash and Cash Equivalents in the ordinary course of business except as otherwise prohibited herein;

(xii) Dispositions of investments consented to by the Investor in writing (which consent shall not be unreasonably withheld or delayed) in joint ventures permitted pursuant to the terms herein to the extent required by customary buy/sell arrangements between the joint venture parties as set forth in applicable joint venture agreements and similar binding agreements;

(xiii) Dispositions permitted by Sections 1.4(i), 1.4(j) and 1.4(k) of this Schedule 5.4;

(xiv)           Dispositions of iBio Stock so long as the net proceeds of such disposition are applied as follows: first, to repay, pay or prepay the Senior Obligations pursuant to the Senior Loan Agreement; and second, to repay, pay or prepay interest and/or principal of the Note; and

(xv)           Disposition constituting advances and contributions permitted by clause (o) in Section 1.10 of this Schedule 5.4.

1.2 Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Liens.

1.3 Guarantees.  Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Investor), except (a) the Vitamin Note, (b) the endorsement of checks in the Ordinary Course of Business, (c) deposits described in clauses (d) and (e) of the definition of the term “Permitted Liens”, and (d) the Subsidiary Guaranty and any other guarantees of the Loan Parties (other than the Company) under the Transaction Documents.

Sch. 5.4-2

1.4 Investments.  Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except:

(a)                      (i) obligations issued or guaranteed by the United States of America or any agency thereof,

(ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating),

(iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (y) such bank has a combined capital and surplus of at least $500,000,000, or (z) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and

(iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof (collectively, all of the foregoing referred to in this clause (a) shall be “Cash Equivalents”);

(b) [Intentionally Omitted];

(c) all the Equity Interests held in each of its Subsidiaries and/or other Loan Parties;

(d) notes payable or securities issued by Customers and suppliers received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) assumptions, endorsements or guaranties permitted by Section 1.3 of this Schedule 5.4;

(f) mergers and consolidations and Dispositions permitted by Section 1.1 of this Schedule 5.4;

(g) promissory notes and other non-cash consideration, in each case received in connection with any Disposition made in compliance with this Agreement;

(h) [Intentionally Omitted];

(i) purchases or acquisitions of any Equity Interests of any Person to form, or contributions to, joint venture arrangements in an aggregate amount so invested not to exceed $750,000 outstanding at any time;

(j) Dividend Payments permitted by Section 1.7 of this Schedule 5.4; and

(k) Dividends and distributions of capital stock of a Subsidiary to its equity holder(s).

Sch. 5.4-3

1.5 Loans.  Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business; (b) loans to its employees in the Ordinary Course of Business not to exceed the aggregate amount of $100,000 at any time outstanding; (c) intercompany advances, loans and extensions of credit by and between Loan Parties; (d) advances and contributions permitted by clause (o) in Section 1.10 of this Schedule 5.4; and (d) other extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business.

1.6 Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Loan Parties in excess of $500,000, tested annually.

1.7 Dividends.  Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Loan Party (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of any Loan Party (collectively, “Dividend Payments”), except any Loan Party is permitted to declare, pay or make dividends or distributions on any shares of the common stock or preferred stock (i) to other Loan Parties, (ii) up to the maximum aggregate amount of $100,000 for all Loan Parties collectively during any fiscal year so long as no Default and/or Event of Default shall exist immediately prior to making and/or after giving affect to such dividend and/or distribution or (iii) upon receipt of the Investor’s written consent from time to time which may be withheld for any reason in its sole discretion.

1.8 Indebtedness.  Create, incur, assume or suffer to exist any Debt (exclusive of trade debt) except Permitted Debt.

1.9 Nature of Business.  Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby or hereunder, purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

1.10 Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except (a) transactions disclosed to the Investor, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate; (b) transactions contemplated by this Agreement and the other Transaction Documents; (c) loans and advances permitted by Section 1.5 of this Schedule 5.4; (d) the payment of reasonable fees to directors of any Loan Party, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Loan Parties in the ordinary course of business; (e) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Loan Party’s board of directors; (f) any transactions between or among a Loan Party and one or more of its Subsidiaries permitted hereunder; (g) any Dividend Payment permitted by Section 1.7 of this Schedule 5.4; (h) the Senior Obligations and any payments in respect thereof; (i) the EGK Debt; (j) the Vitamin Lease and the transactions contemplated thereunder; (k) the payment of wages, benefits and similar amounts in the Ordinary Course of Business by the Loan Parties to their principals, directors, officers and employees; (l) the payments and transactions contemplated by Section 1.24 of this Schedule 5.4; (m) the Vitamin Note; (n) the AL Lease; and (o) advances or contributions to its Subsidiaries (other than Loan Parties) for the purpose of funding organizational and administrative expense not to exceed $25,000 in the aggregate in any fiscal year.

Sch. 5.4-4

1.11 Leases.  Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 1.6 of this Schedule 5.4) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $750,000 in any one fiscal year in the aggregate for all Loan Parties.

1.12 Subsidiaries.

(a) Form any Subsidiary not listed on Schedule 4.5(b) unless (i) such Subsidiary expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Loan Parties hereunder, under the Note, and under any other agreement between any Loan Party and Investor, (ii) Investor consents to such in writing and (iii) Investor shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

(b) Enter into any partnership, joint venture or similar arrangement, except for joint ventures entered into pursuant to Section 1.4(i) of this Schedule 5.4.

1.13 Fiscal Year and Accounting Changes.  Change its fiscal year from June 30th or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

1.14 [Intentionally Omitted.]

1.15 Amendment of Articles of Incorporation, By-Laws/Certificate of Formation, Operating Agreement or Senior Loan Documents.  Amend, modify or waive any material term or material provision of its Articles of Incorporation or By-Laws or Certificate of Formation or Operating Agreement, as applicable, unless required by law.

1.16 Compliance with ERISA.  (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan, (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Investor of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Pension Benefit Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Pension Benefit Plan.

Sch. 5.4-5

1.17 Prepayment of Indebtedness.  At any time, directly or indirectly, prepay any Debt (other than to any of Investor or any of its Affiliates), or repurchase, redeem, retire or otherwise acquire any Debt of any Loan Party, except:

(a) payment or repayment or prepayment of the EGK Debt as permitted by Section 1.23 of this Schedule 5.4;

(b) payment or repayment or prepayment of Debt as permitted by Section 1.24 of this Schedule 5.4;

(c) payment or repayment or prepayment of the Senior Obligations;

(d) payment or repayment or prepayment of the Obligations and all Debt under this Agreement and the other Transaction Documents; and

(e) payment, repayment or prepayment of secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt.

1.18 Anti-Terrorism Laws.  No Loan Party shall, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate (which for the purposes of this Section 1.18 of this Schedule 5.4 only, shall not include any shareholder that is not an Original Owner and any Person owned in whole or in part by any Original Owner which is not a “Loan Party” hereunder or a Subsidiary of any Loan Party) or agent to:

(a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law.  The Company shall deliver to Investor any certification or other evidence requested from time to time by any Investor in its sole discretion, confirming Loan Party’s compliance with this this Section 1.18 of this Schedule 5.4.

1.19 Membership/Partnership Interests.  Unless consented to by Investor in writing, elect to treat or permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be.

1.20 Trading with the Enemy Act.  Engage in any business or activity in violation of the Trading with the Enemy Act.

1.21 [Intentionally Omitted.]

1.22 Other Agreements.  Enter into any material amendment, waiver or modification of the Senior Loan Documents or any related agreements (other than the Transaction Documents), except to the extent permitted by the Subordination Agreement, but only to the extent that such material amendment, waiver or modification does not (i)  increase the “Maximum Revolving Advance Amount” or the “Maximum Term Loan Amount” (as each such term is defined in the Senior Loan Agreement), (ii) create any new term loan or revolving loan or credit facility thereunder, or (iii) adversely affect the rights of any Holder to receive interest payments under the Note.

Sch. 5.4-6

1.23 Payments of EGK Debt.  Make any payments, prepayments or repayments of principal and interest on the EGK Debt; provided, however, that the applicable Loan Party may make such payments, prepayments or repayments so long as no Default and/or Event of Default has occurred and is continuing prior to and immediately after making such payment, prepayment or repayment.

1.24 Payments of Past Due Rent.  Make any payments, prepayments or repayments for any past due rent payable to Vitamin Realty Associates, LLC with regard to the property located at 225 Long Avenue, Building 15, P.O. Box 278, Hillside, New Jersey  07205 (such past due rent as evidenced by the Vitamin Note), including payments under the Vitamin Note; provided, however, that the applicable Loan Party may make such payments, prepayments or repayments so long as no Default and/or Event of Default has occurred and is continuing prior to and immediately after making such payment, prepayment or repayment.

Sch. 5.4-7

SCHEDULE 6.9

NOTICES

If to the Company:

Integrated BioPharma, Inc.
225 Long Avenue
Hillside, New Jersey 07205
Attention: Chief Executive Officer and Chief Financial Officer
Tel. No.: 973- 926-0816
Fax No: 973- 926-1735

with a copy (which shall not constitute notice) to:

Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016
Attention: Eric A. Stabler, Esq.
Telephone No.: 212-592-5982
Fax No.: 212-545-3317

If to the Holder:

CD Financial, LLC
3299 NW Second Avenue
Boca Raton, Florida 33431
Attention: William H. Milmoe
Tel. No.: 561-278-1169
Fax No.: 561-278-6930

with a copy (which shall not constitute notice) to:

Muller & Lebensburger
7385 Galloway Road
Suite 200
Miami, Florida 33173
Attention: Charles E. Muller II, Esq.
Tel. No.: 305-670-6770
Fax No.: 305-670-6769

SCHEDULE 6.14

RELEASED DEBTORS

InB:Paxis Pharmaceuticals, Inc., a Delaware corporation

Scientific Sports Nutrition, Inc., a Delaware corporation

The Organic Beverage Company, a New Jersey corporation